[*] = Confidential Treatment Requested. Certain confidential information contained in this document, marked by brackets, has been redacted and separately filed with the Securities and Exchange Commission.

Exhibit 2.1

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”) is entered into and dated as of January 6, 2017 (the “Effective Date”) by and among:

•	Each of the Persons listed on Schedule 1 attached hereto (collectively referred to herein as the “Sellers”, and each individually as a “Seller”), including Kyle Brown and Jan Laibe Brown (collectively referred to herein as the “Founders”, and each individually as a “Founder”);

•	The Sellers’ Agent (as defined below), but solely with respect to the provisions expressly applicable to the Sellers’ Agent as set forth herein; and

•	Invitae Corporation, a Delaware corporation (“Buyer”).

RECITALS

A. As of the date hereof, the Sellers collectively own all of the outstanding shares (the “Shares”) of common stock, par value $1.00 per share (the “Company Common Stock”), of PatientCrossroads, Inc., a California corporation (the “Company”).

B. The Company is engaged in the Business. As used herein, the term “Business” means the collection, curation, coordination and delivery of data from patients and clinicians.

C. Pursuant to the terms and conditions of this Agreement, Buyer is purchasing from the Sellers and the Sellers are selling to Buyer all of the Shares representing 100% of the ownership of the Company on a fully-diluted basis.

D. The parties hereto intend that the acquisition of Sellers’ Company Common Stock in accordance with the provisions of this Agreement will constitute a “reorganization” within the meaning of Section 368(a) of the Code (as defined below).

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements and covenants set forth below, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS; CONSTRUCTION

1.1 Certain Definitions. In addition to the other terms defined throughout this Agreement, the following terms shall have the following meanings when used in this Agreement:

(a) “Action” means any action, suit, claim, charge, proceeding, audit, investigation, litigation, arbitration or similar proceeding before any court, Governmental Authority or arbitrator.

[*] = Confidential Treatment Requested. Certain confidential information contained in this document, marked by brackets, has been redacted and separately filed with the Securities and Exchange Commission.

(b) “Affiliate” means, as to any specified Person, each other Person directly or indirectly controlling or controlled by or under common control with the specified Person. For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or otherwise. For the avoidance of doubt, from and after the Effective Date the Company shall be deemed not to be an Affiliate of the Sellers.

(c) “Business Day” means any day, except any Saturday, Sunday or any other day on which banking institutions in the State of California are authorized or required to close by applicable Legal Requirements.

(d) “Buyer Change of Control” means (i) the consummation of a merger of Buyer or a Subsidiary of Buyer with or into another entity if persons who were not stockholders of Buyer immediately prior to such merger own immediately after such merger 50% or more of the voting power of the outstanding securities of each of (x) Buyer (or its successor) and (y) any direct or indirect parent corporation of Buyer (or its successor) or (ii) the sale, transfer or other disposition of all or substantially all of Buyer’s assets.

(e) “Buyer’s Common Stock” means shares of Buyer’s common stock, par value $0.0001 per share, or any other shares of capital stock into which such common stock may be reclassified, converted or exchanged.

(f) “Cash” means the sum of the following: (i) cash; (ii) cash equivalents that are immediately convertible into cash; (iii) short-term investments (including marketable securities); and (iv) deposits in transit and outstanding checks, but calculated net of any (A) issued but uncleared checks, drafts or money orders unless the related obligation is treated as a Current Liability, and (B) settlement cash or restricted cash (including cash posted to support letters of credit, performance bonds or other similar obligations, customer deposits and deposits with third parties (including landlords)).

(g) “Change in Control Payments” means any transaction bonuses, retention payments, severance payments or any other payments payable by the Company as of or after the Effective Date to a director, officer, employee or independent contractor (including the Company’s share of withholding, payroll, employment or similar Taxes, if any, associated therewith) as a result of the consummation of the transactions contemplated by this Agreement.

(h) “Code” means the United States Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

(i) “Collaboration Partner” means any Person that co-develops or co-markets (or has a license to develop, market or sell) any product or service of the Company.

(j) “Company Transaction Expenses” means (i) the amounts due and payable (whether accrued or not) by the Company, or by any of the Sellers or the Sellers’ Agent and their respective Affiliates for which the Company is liable, as of the close of business on the Effective Date to third party advisors, including brokers, finders, financial advisors, accountants, counsel and any other third party service providers arising from, incurred in connection with or incident

[*] = Confidential Treatment Requested. Certain confidential information contained in this document, marked by brackets, has been redacted and separately filed with the Securities and Exchange Commission.

to the process by which the Company and Sellers solicited, discussed and negotiated strategic alternatives and/or this Agreement and the transactions contemplated by this Agreement and the transactions contemplated hereby, including to the Persons and in the amounts as set forth on Schedule 2 attached hereto, and (ii) any Change in Control Payments or other transaction bonuses, retention payments or similar payments that are due and owing by the Company as a result of the transactions contemplated hereby (either alone or in combination with any other event), including the Company’s share of any associated payroll or other Taxes and amounts required to be withheld in connection therewith; provided, however, that Company Transaction Expenses shall not include any amounts to the extent (x) paid prior to the Effective Date and reflected in the calculation of the Net Working Capital Adjustment Amount or (y) included as Indebtedness for purposes of the calculation of the Upfront Adjustment Amount (it being the intent of the parties to avoid “double-counting”).

(k) “Competitive Business” means any business or other undertaking which, directly or indirectly, constitutes engagement (whether direct or indirect and whether wholly or partially) in, or otherwise overlaps or competes with, the Business.

(l) “Confidential Information” means any information or material relating to the businesses, operations and affairs of the Company that is proprietary or confidential (whether or not marked as confidential), excluding any information (i) which was publicly available at the time of disclosure or subsequently becomes publicly available or (ii) following disclosure to the recipient after the Effective Date by a third party not known to be under an obligation of confidence.

(m) “Contract” means, with respect to any Person, any contract, agreement, lease, license, indenture, note or other contract by which such Person is legally bound.

(n) “Current Assets” means Cash, accounts receivable (net of appropriate and adequate reserves), and prepaid expenses; provided, however, that Current Assets shall specifically exclude any income tax asset (current or deferred).

(o) “Current Liabilities” means accounts payable, accrued expenses and deferred revenue; provided, however, that Current Liabilities shall specifically exclude Indebtedness and any income tax liabilities (current or deferred). For the avoidance of doubt, any credit card payables (or accrued but unpaid liabilities due with respect to any credit card) will be treated as Current Liabilities rather than Indebtedness.

(p) “Cut-Off Date” means the day before the Effective Date.

(q) “Damages” means any and all losses, costs, damages (including incidental, consequential and punitive damages as well as any diminution in value, including as to shares of capital stock), liabilities, obligations, claims, deficiencies, fees, fines, penalties, costs, Taxes and expenses, including costs and expenses (including reasonable legal fees) resulting from claims, demands, Actions and causes of action (including Actions by Buyer of collection or enforcement with respect to Buyer’s rights hereunder or any related Governmental Order).

[*] = Confidential Treatment Requested. Certain confidential information contained in this document, marked by brackets, has been redacted and separately filed with the Securities and Exchange Commission.

(r) “Data” means all data, information, databases, data files and other collections of data, including patient data, case study data, expression level data and risk outcomes, as well as all documentation and media on which any of the foregoing is recorded.

(s) “Data Security Requirements” means, collectively, all of the following, to the extent relating to privacy or data security and applicable to the Company or to its conduct of the Business: (i) the Company’s own rules, policies, and procedures; (ii) all applicable laws; (iii) industry standards applicable to the industry in which the Company operates; and (iv) Contracts into which the Company has entered or by which it is otherwise bound.

(t) “Disclosure Schedule” means a document delivered by the Sellers to Buyer referring to the representations and warranties in Article IV.

(u) “Eligible Revenue” means all revenue recorded by Buyer in accordance with GAAP from any [ * ] pursuant to agreements between such entities and Buyer (or the Company, as applicable). In addition: (i) revenue recorded by Buyer in accordance with GAAP from [ * ] pursuant to agreements between such entities and Buyer (or the Company, as applicable) shall be included as Eligible Revenue, but only to the extent such revenue is primarily attributable to the [ * ] (defined below) [in which “primarily attributable” event all revenue from an [ * ] at issue pursuant to the applicable agreement shall be included as Eligible Revenue, even if from the [ * ]or the [ * ]]; and (ii) Eligible Revenue of the Company following the Effective Date (i.e., when the Company will be a wholly owned subsidiary of Buyer) shall include revenue recorded by Buyer in accordance with GAAP from [ * ]. Notwithstanding the foregoing, Eligible Revenue shall not include revenue that is primarily attributable to the [ * ] (defined below) or the [ * ] (defined below), including from [ * ]. For purposes of this definition: (x) [ * ]; (y) [ * ]; and (z) [ * ].

(v) “Environmental Law” means any Legal Requirement, judgment, decree, order, law, license, rule or regulation pertaining to environmental, health or safety matters, including those arising under any statute, regulation, ordinance, order or decree of any Governmental Authority relating to pollution or protection of the environment, or any other zoning, health or safety law or regulation.

[*] = Confidential Treatment Requested. Certain confidential information contained in this document, marked by brackets, has been redacted and separately filed with the Securities and Exchange Commission.

(w) “Environmental Permit” means all permits, licenses and other authorizations required under any Environmental Law.

(x) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

(y) “Estimated Accrued Taxes” means the excess, if any, of the aggregate current Tax liabilities over the aggregate current Tax assets of the Company attributable to (x) any taxable period that ends on or prior to the Cut-Off Date or (y) the portion of any taxable period which includes (but does not end on) the Cut-Off Date up to and including the Cut-Off Date. The calculation of Estimated Accrued Taxes shall (A) exclude any deferred Tax liabilities or deferred Tax assets as well as any Tax for which any Seller is responsible as a primary matter and (B) consider any items of deduction or loss that arise by reason of or as a result of the transactions contemplated by this Agreement only to the extent such items have the effect of reducing (not below zero) any current Tax liability to which such items are relevant.

(z) “FDA” means the United States Food and Drug Administration or any successor entity.

(aa) “Filing” means any registration, petition, statement, application, schedule, form, declaration, notice, notification, report, submission or information or other filing.

(bb) “Financial Statements” means the internally prepared financial statements (including balance sheet, income statement and statement of cash flows) of the Company as of December 31, 2016, 2015 and 2014, and for each of the one (1)-year periods ended on such dates (with December 31, 2016 referred to herein as the “Latest Balance Sheet Date”).

(cc) “Fully Diluted Number of Company Common Shares” means the sum of the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Date.

(dd) “GAAP” means generally accepted accounting principles in the United States as in effect on the date of this Agreement.

(ee) “Governmental Authority” means any domestic or foreign federal, national, state, local or municipal government or any subdivision, agency, commission or authority thereof or any regulatory or administrative agency thereof or any court of competent jurisdiction, including any arbitral tribunal (public or private).

(ff) “Governmental Order” means any final award, injunction, rule, settlement, judgment, order, consent decree or decree issued or made by or entered into with any Governmental Authority or arbitration panel.

(gg) “Hazardous Substance” means (i) those substances defined in or regulated under the following federal statutes and their state counterparts and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and

[*] = Confidential Treatment Requested. Certain confidential information contained in this document, marked by brackets, has been redacted and separately filed with the Securities and Exchange Commission.

Rodenticide Act and the Clean Air Act; (ii) petroleum and petroleum products, including crude oil and any fractions thereof; (iii) natural gas, synthetic gas, and any mixtures thereof; (iv) polychlorinated biphenyls, asbestos and radon; (v) any other pollutant or contaminant; and (vi) any substance, material or waste regulated by any Governmental Authority pursuant to, or for which liability or standards of conduct may be imposed under, any Environmental Laws.

(hh) “Health Authority” means the Governmental Authorities that administer Health Laws, including the FDA.

(ii) “Health Law” means any Legal Requirement applicable to the Company’s products and services, including any Legal Requirement the purpose of which is to ensure the safety, efficacy and quality of medical, pharmaceutical, biotechnology and similar products and services by regulating the research and development of these products and services, including Legal Requirements relating to good clinical practices, investigational use, record keeping and filing of required reports. Without limiting the foregoing, Health Law includes (i) the Federal Food, Drug, and Cosmetic Act, (ii) the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009 (codified at 42 U.S.C. § 300gg and 29 U.S.C. § 1181 et seq. and 42 USC 1320d et seq.), and (iii) all applicable state privacy and confidentiality laws.

(jj) “Indebtedness” means, as applied to any Person: (i) all indebtedness for borrowed money, whether current or long-term, or secured or unsecured; (ii) all indebtedness for the deferred purchase price of property or services represented by a note, bond, debenture or other similar instrument or other security; (iii) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (iv) all indebtedness secured by a purchase money mortgage or other lien to secure all or part of the purchase price of property subject to such mortgage or lien; (v) all obligations under leases that have been or should be, in accordance with GAAP, recorded as capital leases in respect of which such Person is liable as lessee; (vi) any outstanding liability in respect of bankers’ acceptances or letters of credit, including any reimbursement obligations with respect thereto; (vii) all obligations under hedging arrangements (including foreign exchange contracts) as well as swaps and derivatives, and any costs incurred in connection with the repayment or assumption of such Indebtedness, (viii) all interest, premiums, prepayment penalties, overage charges, indemnities, breakage costs, make-whole payments, fees and other expenses accrued or owed as of the Effective Date with respect to indebtedness described in the foregoing clauses (i), (ii), (iii), (iv), (v), (vi) or (vii); and (ix) all indebtedness referred to in the foregoing clauses (i), (ii), (iii), (iv), (v), (vi), (vii) or (viii) of another Person that is directly or indirectly guaranteed by such Person or as to which such Person is otherwise liable or has assured a creditor against any loss; provided, that “Indebtedness”, as applied to the Company, shall also include (x) Estimated Accrued Taxes and (xi) all severance payments (excluding all Change in Control Payments) payable by the Company as of or after the Effective Date to any former director, officer, employee or independent contractor under any severance agreement. For the avoidance of doubt, any credit card payables (or accrued but unpaid liabilities due with respect to any credit card) will be treated as Current Liabilities rather than Indebtedness.

[*] = Confidential Treatment Requested. Certain confidential information contained in this document, marked by brackets, has been redacted and separately filed with the Securities and Exchange Commission.

(kk) “Intellectual Property” means all intellectual property and other proprietary rights, including all of the following in any jurisdiction throughout the world: (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, divisionals and reexaminations thereof; (ii) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names, rights in telephone numbers, social media accounts and identifiers, and other indicia of origin, together with, as applicable, all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith; (iii) all works of authorship, databases, copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith; (iv) all mask works and all applications, registrations and renewals in connection therewith; (v) all trade secrets (including ideas, research and development activities and plans, know-how, formulas, improvements, systems, methods, compilations, algorithms, technology, compositions, authoring, manufacturing, production and other processes and techniques, data, designs, drawings, specifications, standard operating procedures, flow diagrams, chemical, pharmacological, toxicological, pharmaceutical, physical, analytical, safety and clinical data, technical information, research records and other similar data and information, customer and supplier lists, pricing and cost information and business and marketing plans and proposals); (vi) all Software; (vii) all Data; (viii) all rights of publicity; and (ix) all copies and tangible embodiments of any of the foregoing (in whatever form or medium).

(ll) “Knowledge” means (i) with respect to any individual, the actual knowledge following reasonable inquiry of the specified individual, and (ii) with respect to any entity, the actual knowledge of the executive officers of such entity following reasonable inquiry; provided, however, the term “Knowledge of the Company” means the actual knowledge following reasonable inquiry of Kyle Brown, Jan Laibe Brown, Judson Rhode, Scott Clarke and Craig Chapman.

(mm) “Legal Requirement” means any domestic or foreign federal, state, local or municipal constitution, treaty, statute, law, common law, ordinance, code, rule, regulation, ruling or order with the force of law.

(nn) “Liability” means any liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due), including any liability for related Taxes.

(oo) “Lien” means any mortgage, pledge, lien, option, security interest, license, sublicense, attachment or other similar encumbrance.

(pp) “Material Adverse Effect” means any change, event, development, fact, effect or circumstance that (A) does, or would reasonably be expected to, prevent, materially delay or materially impair any Seller’s or the Company’s consummation of the transactions contemplated by this Agreement, or (B) has had or would reasonably be expected to have, a material adverse effect on the business, financial condition, results of operations or prospects of the Company taken as a whole; provided, however, that none of the following shall be deemed to

[*] = Confidential Treatment Requested. Certain confidential information contained in this document, marked by brackets, has been redacted and separately filed with the Securities and Exchange Commission.

constitute, and none of the following shall be taken into account in determining whether there has been, a “Material Adverse Effect”: (i) changes in general economic conditions; (ii) changes, conditions, events, developments, facts, or effects in the United States or international securities or financial markets in general or currency exchange rates; (iii) events or conditions generally affecting the industry or markets in which the Company operates; and (iv) acts of God, natural disasters, epidemics and pandemics; provided, further, with respect to a matter described in any of the foregoing clauses (i) though (iv), that such change, event, development, fact, effect or circumstance does not have a materially disproportionate effect on the Company relative to similarly situated Persons operating in the industry in which the Company operates.

(qq) “Material Contract” means each of the following types of Contracts to which the Company is a party or by which any of its assets or properties are bound:

(i) for the employment of any individual working on a full-time or part-time basis with annual compensation in excess of $10,000;

(ii) relating to (A) Indebtedness of the Company or (B) to mortgaging, pledging or otherwise placing a Lien on any portion of any of the Company’s assets in excess of $10,000;

(iii) under which the Company is a lessee of, or holds or operates, any real or personal property owned by any other Person;

(iv) that limit the freedom of the Company to compete in any line of business or with any Person or in any geographic area;

(v) that grant to any Person (A) an option or first refusal, first offer, “most favored nation” or similar preferential right to purchase or acquire any material asset of the Company or (B) the right to act as a supplier to the Company at a value in excess of $10,000;

(vi) that provide for annual payments or expenses by, or annual payments or income to, the Company of $10,000 or more;

(vii) for work for hire, independent contractor or consulting with annual compensation in excess of $10,000;

(viii) pursuant to which the Company is or may become obligated to make any severance, termination, change in control or similar payment to any current or former employee, officer or director;

(ix) requiring capital expenditures after the date of this Agreement in an amount in excess of $10,000;

(x) that relate to the acquisition of any business or any stock or assets of any other Person;

(xi) that are settlements, conciliations or similar agreements, (A) the performance of which will involve payment after the Effective Date in excess of $10,000, (B) that are with any Governmental Authority or (C) that impose material non-monetary obligations on the Company;

[*] = Confidential Treatment Requested. Certain confidential information contained in this document, marked by brackets, has been redacted and separately filed with the Securities and Exchange Commission.

(xii) relating to the making of any loans by the Company in excess of $10,000;

(xiii) with any Collaboration Partners of the Company; or

(xiv) with any Affiliates of the Company.

(rr) “Minimum Net Working Capital Target” means $513,000.

(ss) “Net Working Capital” means the amount equal to (i) the Current Assets of the Company minus (ii) the Current Liabilities of the Company, in each case calculated as of the close of business on the Effective Date and in accordance with GAAP.

(tt) “Net Working Capital Adjustment Amount” means, if Net Working Capital is less than the Minimum Net Working Capital Target, the amount by which the Minimum Net Working Capital Target exceeds Net Working Capital, and in all other cases, Zero Dollars ($0).

(uu) “Open Source Software” means any software that is licensed pursuant to: (i) any license or other Contract that is approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the BSD license, the MIT license, the Eclipse Public License, the Common Public License, the Mozilla Public License, and the Artistic License; or (ii) any license or other Contract under which software or other materials are distributed or licensed as “free software,” “open source software,” “public source code,” “freeware,” “shareware” or any similar terms.

(vv) “Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

(ww) “Organizational Documents” means, with respect to any Person (other than an individual), (i) the certificate or articles of incorporation, organization or formation and any limited liability company, entity, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (ii) all by-laws and similar documents relating to the organization or governance of such Person, in each case, as amended or supplemented.

(xx) “Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by the Company.

(yy) “Permitted Lien” means any: (i) statutory liens for Taxes to the extent that the payment thereof is not in arrears or otherwise due or for Taxes the validity of which are being contested by appropriate proceedings (as set forth on the Disclosure Schedule) and for which adequate reserves have been established on the last balance sheet included in the Financial Statements; (ii) encumbrances in the nature of zoning restrictions, easements, rights or

[*] = Confidential Treatment Requested. Certain confidential information contained in this document, marked by brackets, has been redacted and separately filed with the Securities and Exchange Commission.

restrictions of record on the use of real property if the same do not or would not materially impair the continued use of such property in the manner in which it is currently used or is contemplated to be used as of the date hereof; (iii) encumbrances recorded by or against the fee owners of any real property (other than the Sellers or the Company or any of their Affiliates) if the same do not or would not materially impair the continued use of such property in the manner in which it is currently used or is contemplated to be used as of the date hereof; (iv) liens to secure landlords, lessors or renters under leases or rental agreements to the extent that the payments thereunder are not in arrears or otherwise due; and (v) liens in favor of carriers, warehousemen, mechanics, materialmen and other similar Persons to the extent such liens secure payments which are not in arrears or otherwise due.

(zz) “Person” means any individual, partnership, corporation, limited liability company, association, trust, joint venture, unincorporated organization, labor union or other legal entity or any Governmental Authority.

(aaa) “Pre-Closing Period” means a taxable period ending on or prior to the Cut-Off Date.

(bbb) “Pro Rata Percentage” means, with respect to each Seller, the percentage reflected on Schedule 1.

(ccc) “Restrictive Term” means the period commencing on the Effective Date and ending on the fifth (5th) anniversary of the Effective Date.

(ddd) “Software” means all computer software and related data and information, including source code, executable code, firmware, application programming interfaces, algorithms, systems, files, records, architecture and tools, as well as all documentation and media on which any of the foregoing is recorded.

(eee) “Specified Taxes” means: (i) any and all liability for Taxes of the Company (including as a transferee, successor, by contract or otherwise) for Pre-Closing Periods and for Taxes allocable to the portion of any Straddle Period ending on the Cut-Off Date (as provided in Section 6.3(d)); (ii) any and all liability of the Company for Taxes of any person (other than the Company) which was affiliated with the Company (or any direct or indirect predecessor) prior to the Effective Date or with whom the Company (or any direct or indirect predecessor) otherwise has ever joined (or is or has ever been required to join) in filing any consolidated, combined, unitary or aggregate Tax Return prior to the Effective Date (as a result of Treasury Regulation Section 1.1502-6 or otherwise); (iii) any payments required to be made after the Effective Date under any Tax sharing, Tax indemnity, Tax allocation or similar contracts (whether or not written) to which the Company was obligated, or was a party, prior to the Effective Date; and (iv) any Taxes arising from a breach of or default in connection with any of the covenants or agreements made by Sellers’ Agent or any Seller in Section 6.3.

(fff) “Straddle Period” means a taxable period starting on or prior to the Cut-Off Date and ending after the Cut-Off Date.

[*] = Confidential Treatment Requested. Certain confidential information contained in this document, marked by brackets, has been redacted and separately filed with the Securities and Exchange Commission.

(ggg) “Subsidiary” means any Person of which another specified Person owns directly or indirectly at least a majority of the outstanding capital stock (or other securities) entitled to vote generally or otherwise having the power to elect a majority of the board of directors (or similar governing body) of such Person. The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

(hhh) “Tax” (and with correlative meaning, “Taxable”) means any United States federal, state or local, or non-United States, income, gross receipts, profits, gains, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, conveyance, recording, registration, value added or ad valorem, escheat, excise, natural resources, severance, stamp, withholding, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, net worth, production, goods and services, intangibles, social security (or similar), unemployment, national insurance (or other similar contributions or payments), disability, payroll, license, employee, employment, or other tax or duty, charge, fee, assessment, impost or levy, however denominated, including any interest, addition or penalties in respect of the foregoing, whether disputed or not.

(iii) “Tax Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection or imposition of any Tax.

(jjj) “Tax Return” means any return, declaration, report, claim for refund, information return or other document (including any related or supporting estimates, elections, schedules, statements or information, any supplement or attachment thereto, and any amendment thereof) filed or required to be filed in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

(kkk) “Trailing Average Share Price” means the average closing price for shares of Buyer’s Common Stock on the New York Stock Exchange (or any other exchange which is then the primary exchange upon which shares of Buyer’s Common Stock are traded) for the immediately preceding period of thirty (30) days, as adjusted by any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to shares of Buyer’s Common Stock during such thirty (30) day period.

(lll) “Upfront Adjustment Amount” means the sum of (x) the Company Transaction Expenses plus (y) the Net Working Capital Adjustment Amount plus (z) the Indebtedness of the Company as of the Effective Date.

1.2 Certain Matters of Construction.

(a) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

(b) Section and subsection headings are not to be considered part of this Agreement, are included solely for convenience, are not intended to be full or accurate descriptions of the content thereof and shall not affect the construction hereof.

[*] = Confidential Treatment Requested. Certain confidential information contained in this document, marked by brackets, has been redacted and separately filed with the Securities and Exchange Commission.

(c) The words “hereof,” “herein,” “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular Section or subsection of this Agreement, and reference to a particular Section of this Agreement shall include all subsections thereof. References to “the date hereof” mean the date of this Agreement.

(d) Definitions shall be equally applicable to both the singular and plural forms of the terms defined, and references to the masculine, feminine or neuter gender shall include each other gender.

(e) The word “including” means including without limitation.

(f) References to a particular statute or regulation include all rules and regulations thereunder and any predecessor or successor statute, rules or regulation, in each case as amended or otherwise modified from time to time.

(g) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

(h) If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(i) References herein to “Sellers” or “Seller” shall include the Founders or each Founder (whether or not separately referenced).

ARTICLE II

THE CONTEMPLATED TRANSACTIONS

2.1 Purchase and Sale of the Shares.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each Seller hereby sells, transfers and delivers to Buyer, and Buyer hereby purchases from each Seller, all of such Seller’s Shares as set forth on Schedule 1 attached hereto, which Shares are sold to Buyer free and clear of all Liens (other than Liens arising under applicable securities Legal Requirements).

(b) Buyer shall deliver to each Seller, in full payment for the Shares of such Seller and subject to the provisions of this Agreement (including the Offset Right and the provisions of Section 2.1(c)), the following:

(i) Within ten (10) Business Days after the Effective Date, a certificate or book entry for an amount of shares of Buyer’s Common Stock equal to such Seller’s Pro Rata Percentage of the quotient of (x) the sum of $5,000,000 less the Upfront Adjustment Amount (per the Closing Statement for this purpose), divided by (y) the Trailing Average Share Price calculated as of the Effective Date;

[*] = Confidential Treatment Requested. Certain confidential information contained in this document, marked by brackets, has been redacted and separately filed with the Securities and Exchange Commission.

(ii) On the later of twelve (12) months following the Effective Date or March 31, 2018 (such later date, the “Year One Payment Date”), a certificate or book entry for an amount of shares of Buyer’s Common Stock (the “One Year Shares”) equal to such Seller’s Pro Rata Percentage of (x) $5,000,000 divided by (y) the Trailing Average Share Price calculated as of the Year One Payment Date;

(iii) If Eligible Revenue during 2017 is determined pursuant to Section 2.3 to be at least $[ * ], then on March 31, 2018 (or within five Business Days of such later date as the Eligible Revenue during 2017 shall have been determined pursuant to Section 2.3), a certificate or book entry for an amount of shares of Buyer’s Common Stock (together with any shares issuable pursuant to the following clause (iv), the “Earn-Out Shares”) equal to such Seller’s Pro Rata Percentage of (x) $5,000,000 divided by (y) the Trailing Average Share Price calculated as of March 31, 2018; and

(iv) If Eligible Revenue during 2017 is determined pursuant to Section 2.3 to be less than $[ * ] (i.e., there has been no delivery pursuant to the foregoing clause (iii)) but the combined Eligible Revenue during 2017 and 2018 is determined pursuant to Section 2.3 to be at least $[ * ], then on March 31, 2019 (or within five Business Days of such later date as the Eligible Revenue during 2017 and 2018 shall have been determined pursuant to Section 2.3), a certificate or book entry for an amount of shares of Buyer’s Common Stock equal to such Seller’s Pro Rata Percentage of (x) the sum of (A) the product of (X) [ * ] multiplied by (Y) the sum of the combined Eligible Revenue during 2017 and 2018 as determined pursuant to Section 2.3 (subject to a cap on the combined Eligible Revenue during 2017 and 2018 for this purpose of $[ * ]) less (B) $[ * ], divided by (y) the Trailing Average Share Price calculated as of March 31, 2019.

(c) Notwithstanding any provision herein to the contrary: (i) no fractional shares of Buyer’s Common Stock shall be issued pursuant to Section 2.1(b) (with the intended effect that any shares of Buyer’s Common Stock shall be rounded down to the nearest whole number); (ii) the total number of shares of Buyer’s Common Stock issuable pursuant to this Agreement shall be capped at 8,150,000 shares (as adjusted by any stock splits, divisions or subdivisions of shares, stock dividends, reverse stock splits, consolidations of shares, reclassifications, recapitalizations or other similar transactions with respect to shares of Buyer’s Common Stock occurring after the Effective Date); (iii) if, when shares of Buyer’s Common Stock would otherwise be distributed pursuant to Section 2.1(b), there shall exist a good faith claim by Buyer to exercise the Offset Right, all or a portion of such shares as determined by Buyer (in its reasonable discretion) to represent the Damages at issue (including, if applicable, as to any specific Sellers) shall be withheld from payment until such time as the claim has been perfected, in which case the Offset Right shall apply against such portion of the shares at issue and the balance of any withheld portion (if applicable) shall be distributed to the Sellers (or, as applicable, to the affected Sellers) as contemplated by this Agreement; (iv) no Seller may assign or transfer any right to receive shares of Buyer’s Common Stock pursuant to this Agreement without the prior written consent of Buyer (which may be withheld in Buyer’s sole discretion); (v) in no event shall there be a delivery under both Section 2.1(b)(iii) and Section 2.1(b)(iv); and (vi) in the event of a Buyer Change of Control prior to March 30, 2019, the provisions of Section 2.1(b)(ii) (if applicable because the delivery contemplated thereby has not yet been made) as well as the provisions of either Section 2.1(b)(iii) or Section 2.1(b)(iv) (if applicable because any

[*] = Confidential Treatment Requested. Certain confidential information contained in this document, marked by brackets, has been redacted and separately filed with the Securities and Exchange Commission.

potential delivery contemplated thereby has not yet been made but remains available) shall be accelerated using (1) a Trailing Average Share Price calculated as of the Business Day immediately prior to such Buyer Change of Control and, (2) if Section 2.1(b)(iv) remains applicable (because any potential delivery contemplated thereby has not yet been made but remains available) but the Eligible Revenue during 2017 and 2018 shall not yet have been determined pursuant to Section 2.3, an assumption that “(x)” for purposes of the formulaic payout thereunder is $5,000,000.

2.2 Deliveries by Sellers. The Sellers are delivering concurrent herewith the following:

(a) a balance sheet of the Company as of the close of business on the Effective Date internally prepared on a cash basis but otherwise consistent with GAAP (the “Closing Balance Sheet”), together with a written statement (the “Closing Statement”) certified by Kyle Brown, setting forth in reasonable detail the Sellers’ good faith calculation and estimates of the Company Transaction Expenses, the Net Working Capital Adjustment Amount and the Indebtedness of the Company as of the Effective Date, in each case along with the supporting detail therefor, such estimates having been prepared in accordance with the terms of this Agreement including the definitions herein;

(b) a copy of the electronic data room created for the transaction contemplated hereby (e.g., a copy of all materials and documents included therein) in an electronic format that can be uploaded to Buyer’s document management system;

(c) certificates evidencing all of the Shares, free and clear of all Liens, duly endorsed by each Seller in blank or accompanied by “stock powers” or other instruments of transfer duly executed in blank;

(d) a resignation letter (effective as of the Effective Date) from each of the Sellers, as applicable, from each director and/or executive officer position such Seller holds with the Company in the form attached hereto as Exhibit A;

(e) (A) a copy of the Articles of Incorporation of the Company certified as of a date no more than ten (10) Business Days prior to the Effective Date by the California Secretary of State, (B) a true and correct copy of the bylaws of the Company as of the Effective Date, and (C) a copy of a certificate of good standing of the Company issued as of a date no more than ten (10) Business Days prior to the Effective Date by the California Secretary of State;

(f) an opinion of Lee Law Offices (K. Mark Lee), counsel to the Company, in form and substance as set forth in Exhibit B attached hereto;

(g) executed certificates of each of the Persons set forth on Schedule 2, in form and substance reasonably acceptable to Buyer, as to the total amount of Company Transaction Expenses owing to such Person;

(h) duly executed copies of letters or statements from any lender or holder of Indebtedness, in a form reasonably acceptable to Buyer, specifying the amount of Indebtedness owed to such lender or holder and, upon such lender’s or holder’s receipt of the applicable payoff amount, providing for Buyer to effectuate the release of any Liens such lender or holder may have upon the assets of the Company and release the Company from any obligations under such Indebtedness and agreement related thereto;

[*] = Confidential Treatment Requested. Certain confidential information contained in this document, marked by brackets, has been redacted and separately filed with the Securities and Exchange Commission.

(i) an offer letter executed by each Seller in the form provided by Buyer; and

(j) a Form W-9 (Request for Taxpayer Identification Number and Certification) executed by each Seller.

2.3 Eligible Revenue.

(a) Notwithstanding any provision herein to the contrary, Buyer (including, after the Effective Date, the Company) may devote only such efforts to achieving Eligible Revenue as Buyer deems advisable in its sole discretion, and Buyer (including, after the Effective Date, the Company) shall have no liability to any Seller whatsoever in the event Eligible Revenue during 2017 or Eligible Revenue during 2017 and 2018 does not result in an issuance of shares of Buyer’s Common Stock to the Sellers pursuant to clauses (iii) or (iv), respectively, of Section 2.1(b).

(b) As soon as reasonably possible after the audit of Buyer’s financial statements for 2017 and, if applicable, 2018, in each case not to exceed 90 days after the close of the fiscal year, Buyer shall prepare and provide the Sellers’ Agent with a calculation of the Eligible Revenue during 2017 or the Eligible Revenue during 2017 and 2018, as applicable. Following delivery of such calculation, Buyer shall provide the Sellers’ Agent with reasonable access following prior notice to the records and employees of Buyer to the extent relevant for review by the Sellers’ Agent of such calculation and shall facilitate reasonable cooperation between the employees of Buyer and the Sellers’ Agent for purposes of such review. Such calculation shall be binding and conclusive upon, and deemed accepted by, all Sellers unless the Sellers’ Agent notifies Buyer in writing of any objections thereto within thirty (30) days after receipt thereof. Any such written notice shall specify each item that the Sellers’ Agent disputes and include a description of the Sellers’ Agent’s reasons, as well as any supporting materials, for such dispute. Disputes between the Sellers’ Agent and Buyer relating to the calculation of the Eligible Revenue during 2017 or the Eligible Revenue during 2017 and 2018, as applicable, that cannot be resolved by them within ten (10) days after receipt by Buyer of the above-referenced notice may be referred by the Sellers’ Agent or Buyer to an independent reputable accounting firm agreed upon by the Sellers’ Agent and Buyer (such firm, the “Auditor”) for resolution as promptly as possible, with each of the Sellers’ Agent and Buyer submitting background information and responding to any questions of the Auditor. The fee of the Auditor shall be paid by Buyer but shared equally between the Sellers on the one hand (through a stipulated exercise by Buyer of the Offset Right for the amount at issue) and Buyer on the other hand; provided, however, that (i) the Sellers shall solely be responsible for such Auditor’s fee (through a stipulated exercise by Buyer of the Offset Right for the amount at issue) if the Eligible Revenue during 2017 or the Eligible Revenue during 2017 and 2018, as applicable, is changed by less than fifty percent (50%) of the aggregate amount disputed by the Sellers’ Agent, (ii) Buyer shall be solely responsible for such Auditor’s fee if the Eligible Revenue during 2017 or the Eligible Revenue during 2017 and 2018, as applicable, is changed by fifty percent or more of the aggregate amount disputed by the Sellers’ Agent, and (iii) if the potential

[*] = Confidential Treatment Requested. Certain confidential information contained in this document, marked by brackets, has been redacted and separately filed with the Securities and Exchange Commission.

exercise of the Offset Right would be insufficient to provide a source of payment for any obligation of the Sellers with respect to the Auditor’s fee, then referring any dispute to the Auditor shall not be required (and Buyer’s calculation of the Eligible Revenue during 2017 or the Eligible Revenue during 2017 and 2018, as applicable, shall prevail) unless the Sellers’ Agent otherwise provides Buyer with a source of payment for any obligation of the Sellers with respect to the Auditor’s fee which is reasonably acceptable to Buyer. The calculation of the Eligible Revenue during 2017 or the Eligible Revenue during 2017 and 2018, as applicable, shall become final and binding upon the earlier of: (A) the failure by the Sellers’ Agent to object thereto within the period contemplated by this Section 2.3(b); (B) the agreement of the Sellers’ Agent and Buyer with respect thereto; or (C) the decision by the Auditor with respect to any disputes as contemplated by this Section 2.3(b).

2.4 Withholding. Buyer shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any consideration payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Tax law. Amounts withheld pursuant to this Section 2.4 and paid over to the appropriate Tax Authority shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

2.5 Plan of Reorganization. The parties hereto hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g).

ARTICLE III

REPRESENTATIONS AND WARRANTIES WITH RESPECT TO EACH SELLER

Each of the Sellers hereby, severally and not jointly, represents and warrants to Buyer as follows:

3.1 Title. As of the date hereof, such Seller has sole record and beneficial ownership of all of the Shares set forth opposite such Seller’s name on Schedule 1. The Shares set forth opposite such Seller’s name on Schedule 1 represent all of such Seller’s outstanding capital stock of the Company (whether vested or unvested) as of the Effective Date, as well as all options, warrants or rights to acquire capital stock of the Company as of the Effective Date. Aside from the Shares set forth opposite such Seller’s name on Schedule 1, such Seller has no current or future right to (nor have any promises or inducements been made to such Seller with respect to) any equity, stock options or other ownership interest in the Company.

3.2 Authority. Such Seller has all requisite power and full legal right to enter into this Agreement and to perform all of such Seller’s agreements and obligations hereunder. This Agreement has been duly executed and delivered by such Seller and constitutes the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, or (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

[*] = Confidential Treatment Requested. Certain confidential information contained in this document, marked by brackets, has been redacted and separately filed with the Securities and Exchange Commission.

3.3 Non-Contravention. The execution and delivery of this Agreement by such Seller and the consummation by such Seller of the transactions contemplated hereby will not constitute a material violation of, or be in conflict in any material respect with, any Governmental Order applicable to such Seller.

3.4 Governmental Consents. No consent, approval or authorization of, or registration, qualification or filing with, any Governmental Authority is required for the execution and delivery by such Seller of this Agreement or the consummation by such Seller of the transactions contemplated hereby.

3.5 Litigation. There is no Action pending or, to such Seller’s Knowledge, threatened which in any manner challenges or seeks to prevent, enjoin, materially alter or materially delay the consummation by such Seller of the transactions contemplated by this Agreement.

3.6 No Broker and No Transaction Expenses. No finder, broker, agent or other similar intermediary has acted for or on behalf of such Seller in connection with the negotiation of this Agreement or the consummation of the transactions contemplated hereby. Such Seller has not engaged any third party advisor for which the Company will have any liability, including brokers, finders, financial advisors, accountants, counsel and any other third party service providers, arising from, incurred in connection with or incident to the process by which the Company and the Sellers solicited, discussed and negotiated strategic alternatives and/or this Agreement and the transactions contemplated hereby.

3.7 Investment.

(a) Such Seller (i) has experience investing in unregistered and restricted securities of speculative and high risk companies, (ii) has such knowledge and experience in financial and business matters that such Seller is capable of evaluating the merits and risks of an acquisition of shares of Buyer’s Common Stock as represented hereby, (iii) by reason of such Seller’s financial and business experience, such Seller has the capacity to protect such Seller’s interest in connection with the acquisition of shares of Buyer’s Common Stock as represented hereby, (iv) is financially able to bear the economic risk of an investment in shares of Buyer’s Common Stock as represented hereby, including the total loss thereof, (v) is an individual, (vi) has received and reviewed all information such Seller considers necessary or appropriate for deciding about an investment in shares of Buyer’s Common Stock, (vii) has had an opportunity to ask questions and receive answers from Buyer and its officers and employees regarding an investment in shares of Buyer’s Common Stock and regarding the business, financial affairs and other aspects of Buyer, and (viii) has further had the opportunity to obtain any information (to the extent Buyer possess or can acquire such information without unreasonable effort or expense) which such Seller deems necessary to evaluate an investment in shares of Buyer’s Common Stock and to verify the accuracy of information otherwise provided to such Seller.

(b) Such Seller acknowledges and understands that (i) the shares of Buyer’s Common Stock issuable to such Seller as contemplated hereby have not been registered under the Securities Act of 1933, as amended (the “1933 Act”), in reliance, in part, on the representations and warranties of Seller in this Section 3.8, herein, (ii) such shares are being acquired by such Seller for investment purposes for such Seller’s own account only and not for

[*] = Confidential Treatment Requested. Certain confidential information contained in this document, marked by brackets, has been redacted and separately filed with the Securities and Exchange Commission.

sale or with a view to distribution of all or any part of such shares, and (iii) no other person will have any direct or indirect beneficial interest in such shares. Such Seller has no present plan or intention to sell, exchange or otherwise dispose of any of the shares of Buyer’s Common Stock issuable to such Seller as contemplated hereby.

(c) Such Seller understands (i) that the shares of Buyer’s Common Stock issuable to such Seller as contemplated hereby are “restricted securities” under the federal securities laws in that such shares will be acquired from Buyer in a transaction not involving a public offering, and that under such laws and applicable regulations such shares may be resold without registration under the 1933 Act only in certain limited circumstances and that otherwise such shares must be held indefinitely, and (ii) the resale limitations imposed by the 1933 Act as well as Rule 144 (“Rule 144”) of the Securities and Exchange Commission (the “SEC”) and the conditions which must be met in order for Rule 144 to be available for resale of “restricted securities,” including the requirement that the shares of Buyer’s Common Stock issuable to such Seller as contemplated hereby must be held for at least six (6) months after issuance from Buyer (or (1) year in the absence of publicly available information about Buyer) and the condition that there be available to the public current information about Buyer under certain circumstances.

(d) Such Seller further agrees not to make any disposition of all or any portion of the shares of Buyer’s Common Stock issuable to such Seller as contemplated hereby unless and until: (i) there is then in effect a registration statement under the 1933 Act covering such proposed disposition and such disposition is made in accordance with such registration statement, any applicable requirements of state securities laws, and any applicable Buyer policies concerning trading blackout periods; or (ii) such Seller shall have notified Buyer of the proposed disposition and shall have furnished Buyer with a detailed statement of the circumstances surrounding the proposed disposition, and if reasonably requested by Buyer, such Seller shall have furnished Buyer with a written opinion of counsel, reasonably satisfactory to Buyer, that such disposition will not require registration of any securities under the 1933 Act or the consent of or a permit from appropriate authorities under any applicable state securities law; provided, however, that (x) Buyer will not require opinions of counsel for transactions made pursuant to Rule 144 so long as Buyer is provided on a timely basis with all certificates and other information Buyer may reasonably request to permit Buyer to determine that the subject disposition is, in fact, exempt from the registration requirements of the 1933 Act pursuant to Rule 144, (y) in addition to the other matters set forth in this paragraph, such Seller shall promptly forward to Buyer a copy of any Form 144 filed with the SEC with respect to any proposed disposition and a letter from the executing broker satisfactory to Buyer evidencing compliance with Rule 144, and (z) if Rule 144 is amended or if the SEC’s interpretations thereof in effect at the time of any proposed disposition have changed from its present interpretations thereof as of the Effective Date, such Seller shall provide Buyer with such additional documents and assurances as Buyer may reasonably require.

[*] = Confidential Treatment Requested. Certain confidential information contained in this document, marked by brackets, has been redacted and separately filed with the Securities and Exchange Commission.

(e) Such Seller understands that the certificates evidencing the shares of Buyer’s Common Stock issuable to such Seller as contemplated hereby may bear one or all of the following legends (or substantially similar legends):

(i) “THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT.”

(ii) Any legend required by applicable state securities laws.

Such Seller understands and agrees that stop transfer instructions may be given to Buyer’s transfer agent with respect to the shares of Buyer’s Common Stock issuable to such Seller as contemplated hereby.

(f) Such Seller has carefully read the provision of this Agreement, including the provisions of this Article III, and has discussed their requirements and other applicable limitations upon such Seller’s ability to sell, transfer or otherwise dispose of the shares of Buyer’s Common Stock issuable to such Seller as contemplated hereby, to the extent that such Seller felt necessary, with such Seller’s personal counsel or counsel to the Company.

3.8 Plan of Reorganization; Taxes. While it is the intent of the parties that this Agreement is a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g), such Seller acknowledges and agrees that no assurances whatsoever are provided regarding this Agreement as a plan of reorganization or the taxable (or non-taxable) nature of the transactions contemplated by this Agreement. Such Seller further acknowledges and agrees that no assurances whatsoever are provided with respect to any Liability of such Seller for any Taxes (i) of such Seller, (ii) in respect of such Seller’s Shares (whether Taxes of the Company, such Seller or otherwise), including as to the issuance of such Shares to such Seller or the vesting of such Shares, and (iii) in respect of the transactions contemplated by this Agreement (including delivery of shares of Buyer’s Common Stock to such Seller in payment for such Seller’s Shares). Such Seller has been advised to seek the advice of such Seller’s tax advisor and to make such Seller’s own determination with respect to this Agreement and the transactions contemplated hereby. By entering into this Agreement such Seller will bear any and all Liabilities for any Taxes (x) of such Seller, (y) in respect of such Seller’s Shares (whether Taxes of the Company, such Seller or otherwise), including as to the issuance of such Shares to such Seller or the vesting of such Shares, and (z) in respect of the transactions contemplated by this Agreement to the extent applicable to Seller (including delivery of shares of Buyer’s Common Stock to such Seller in payment for such Seller’s Shares). Such Seller acknowledges and understands that neither the Company nor any other Buyer Indemnified Person gives any assurance whatsoever that adverse Tax consequences will not occur, and the Company as well as the other Buyer Indemnified Persons specifically disclaim any responsibility therefor.

3.9 Release. Such Seller knows of no claim that such Seller may have that has not been released pursuant to the provisions of Section 6.5.

3.10 Disclosure. None of the representations or warranties made by such Seller pursuant to this Article III contains any untrue statement of a material fact, or omits to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

[*] = Confidential Treatment Requested. Certain confidential information contained in this document, marked by brackets, has been redacted and separately filed with the Securities and Exchange Commission.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE FOUNDERS WITH RESPECT TO THE COMPANY

Except as set forth on the Disclosure Schedule (subject to Section 8.12), the Founders hereby jointly and severally represent and warrant to Buyer as follows:

4.1 Organization, Good Standing, Corporate Power and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of California. The Company is duly qualified or licensed to transact business and is in good standing in each jurisdiction in which the business it is conducting or ownership of its assets makes such qualification necessary, except where the failure to so qualify would not, individually or in the aggregate, reasonably be expected to be material to the Company. The Company has all requisite corporate power and authority to own and operate its properties and assets, and to carry on its business as presently conducted and as presently contemplated to be conducted.

4.2 Governmental Consents and Filings. No consent, approval or authorization of, or registration, qualification or filing with, any Governmental Authority is required, with respect to the Company, for the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

4.3 Non-Contravention. The execution and delivery of this Agreement will not: (a) violate or conflict with any provision of the Organizational Documents of the Company, each as amended to date; (b) constitute a violation of, or be in conflict in any respect with, or result in the creation or imposition of any encumbrance upon, any property of the Company; or (c) give rise to the right to modify, accelerate, or terminate, or result in the suspension, revocation, impairment, forfeiture, or nonrenewal of, any Material Contract or any permit, license, authorization or approval of any Governmental Authority applicable to the Business or the operations or any of the assets or properties of the Company.

4.4 Capitalization.

(a) As of the date of this Agreement, the authorized equity securities of the Company consist of twenty thousand (20,000) shares of Company Common Stock, of which fifteen thousand three hundred (15,300) shares are issued and outstanding and constitute the Shares. Other than the Shares, there are no other equity securities of the Company outstanding or issuable. The issued and outstanding shares of Company Common Stock are all held of record and beneficially owned by the Sellers as set forth on Schedule 1 attached hereto.

(b) All of the Shares have been duly authorized and validly issued, are fully paid and non-assessable, and were issued in compliance with all applicable federal and state securities laws. The rights, privileges and preferences of the Shares are as stated in the Company’s Articles of Incorporation, as amended to date, and as provided by the General Corporation Law of the State of California.

[*] = Confidential Treatment Requested. Certain confidential information contained in this document, marked by brackets, has been redacted and separately filed with the Securities and Exchange Commission.

(c) There are no options, warrants, rights (including appreciation, conversion or preemptive rights and rights of first refusal or similar rights), phantom stock, calls or Contracts to purchase or acquire from the Company or any Seller any shares of capital stock or any other equity securities of the Company.

(d) The Company has no obligation (contingent or otherwise) to purchase or redeem any Shares.

4.5 Subsidiaries. The Company does not (a) have any Subsidiaries, (b) control, directly or indirectly, or have any direct or indirect equity participation or other interest in, any corporation, association, partnership, limited liability company or other business entity, or (c) have any right to acquire, directly or indirectly, any outstanding capital stock of, or other equity interests in, any Person.

4.6 Financial Statements; Indebtedness; Accounts Receivable.

(a) Section 4.6(a) of the Disclosure Schedule sets forth the Financial Statements. The Financial Statements (i) are complete and correct in all material respects and have been prepared in accordance with GAAP, applied on a basis consistent with prior periods, except that the Financial Statements do not contain footnotes, (ii) were prepared in accordance with the books of account and other financial records of the Company and (iii) present fairly the financial position of the Company and the results of operations of the Company as of the respective dates thereof and for the periods covered thereby in all material respects. The Company has continuously maintained a standard system of accounting established and administered in accordance with GAAP, applied on a basis consistent with prior periods.

(b) The Indebtedness listed on Section 4.6(b) of the Disclosure Schedule is all of the outstanding Indebtedness of the Company as of the Effective Date. The Company is not in default with respect to any outstanding Indebtedness or any instrument relating thereto, nor is there any event which, with the passage of time or giving of notice, or both, would result in a default, and no such Indebtedness or any instrument or agreement relating thereto purports to limit the operation of the Business. Complete and correct copies of all instruments (including all amendments, supplements, waivers and consents) relating to any Indebtedness of the Company have been provided to Buyer.

(c) All accounts receivable of the Company are reflected properly on its books and records (including the Financial Statements and the Closing Balance Sheet), are valid receivables subject to no setoffs or counterclaims, are current and collectible and will be collected in accordance with their terms at their recorded amounts assuming reasonable collection efforts by Buyer in the Ordinary Course of Business.

4.7 Liabilities. The Company has no Liability that is not reflected, specifically reserved for (by general category) or disclosed on the face of the Financial Statements, except current liabilities incurred in the Ordinary Course of Business subsequent to the Latest Balance Sheet Date.

[*] = Confidential Treatment Requested. Certain confidential information contained in this document, marked by brackets, has been redacted and separately filed with the Securities and Exchange Commission.

4.8 Title to Properties and Assets; Liens, Etc. The Company has good and marketable title to all of its properties and assets, including the properties and assets reflected in the most recent balance sheet included in the Financial Statements, and good title to its leasehold estates, in each case subject to no Lien other than Permitted Liens. Subject to ordinary wear and tear, all material facilities, machinery, equipment, fixtures, vehicles and other properties owned, leased or used by the Company are in good operating condition and repair and are reasonably fit and usable for the purposes for which they are being used. The tangible properties and assets of the Company are adequate and sufficient to conduct the Business as presently conducted and as presently contemplated to be conducted by the Company, (ii) the Company is in compliance with all material terms of each lease to which it is a party or is otherwise bound, and (iii) the assets owned, leased or licensed by the Company constitute all assets that are necessary, in all material respects, for the operation of the Business as presently conducted and as presently contemplated to be conducted by the Company.

4.9 Intellectual Property Rights.

(a) Section 4.9(a) of the Disclosure Schedule lists each (x) material unregistered item of Intellectual Property (including, for clarity, all Software and all Data) that is owned by the Company and (y) item of Intellectual Property for which the Company has received or applied for a registration with a Governmental Authority (including the applicable registration number, application number and owner) and domain name registered to or used by the Company. With respect to each item of Intellectual Property required to be identified in Section 4.9(a) of the Disclosure Schedule:

(i) the Company owns and possesses all right, title and interest in and to the item, free and clear of any Lien, license or other restriction or limitation regarding use or disclosure;

(ii) the item is not subject to any escrow arrangement;

(iii) the item is not subject to any outstanding Governmental Order;

(iv) no Action is pending or, to the Knowledge of the Company, threatened which challenges the legality, validity, enforceability, registrability, use or ownership of the item;

(v) each item that is the subject of a registration or application with a Governmental Authority is subsisting and, to the Knowledge of the Company, valid and enforceable, no inequitable conduct has been committed in any application for registration, prosecution or maintenance of the item, and no material information was withheld from any entity requiring disclosure of such information during prosecution of the item;

(vi) no loss or expiration of the item is threatened, pending or reasonably foreseeable, except for patents expiring at the end of their statutory terms and domain names expiring at the end of their registration periods (and not as a result of any act or omission by the Company, including a failure to pay any required maintenance fees); and

(vii) all annuity and maintenance fees that are necessary in order to keep such item of Intellectual Property in force have been paid, and no payment of annuities or fees, or filings, are required to be made within the forty-five (45) day period after the Effective Date.

[*] = Confidential Treatment Requested. Certain confidential information contained in this document, marked by brackets, has been redacted and separately filed with the Securities and Exchange Commission.

(b) The Company owns or has the right, pursuant to a valid and enforceable written agreement, to use the Intellectual Property necessary for or used (or held for use) in the operation of the Business as presently conducted and as presently contemplated to be conducted by the Company (the “Company Intellectual Property”).

(c) The Company has taken reasonable measures to protect and preserve the security, confidentiality and value of the Company Intellectual Property. Without limiting the foregoing, each current and former employee, consultant, and independent contractor of the Company has executed a valid and enforceable written agreement pursuant to which such Person (i) agrees to protect the confidentiality of all Confidential Information, and with respect to such Persons who have authored, developed or otherwise created any Company Intellectual Property, (ii) assigns to the Company all of such Person’s right, title and interest in and to all such Intellectual Property.

(d) Section 4.9(d) of the Disclosure Schedule lists each agreement (A) pursuant to which any item of Intellectual Property (i) that is owned by the Company is licensed to any third party, (ii) that is not owned by the Company is licensed to or from the Company; or (B) that otherwise involves the use, development, enforcement or registration of any item of Intellectual Property (excluding, in each case, unmodified commercially available off-the-shelf Software licenses with a replacement cost and/or annual license or maintenance fees of less than $1,000 in the aggregate) (collectively, the “Company Licenses”). Each Company License is the legal, valid and binding obligation of the Company and, to the Knowledge of the Company, the other parties thereto, enforceable against the Company in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, or (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies. No breach or default by the Company under any Company License has occurred, and no event has occurred which with notice or lapse of time would constitute such a breach or default. To the Knowledge of the Company, no material breach or default by any other Person under any Company License has occurred and is continuing, and no event has occurred which with notice or lapse of time would constitute such a breach or default. The Company has delivered to Buyer true, accurate and complete copies of each Company License, in each case, as amended or otherwise modified and in effect on the Effective Date. With respect to each Company License and each item of Intellectual Property that is the subject of a Company License, in each case, as applicable:

(i) to the Knowledge of the Company, no event has occurred which with notice or lapse of time would permit termination, modification, cancellation or acceleration thereunder;

(ii) to the Knowledge of the Company, the underlying items of Intellectual Property are not subject to any outstanding Governmental Order;

[*] = Confidential Treatment Requested. Certain confidential information contained in this document, marked by brackets, has been redacted and separately filed with the Securities and Exchange Commission.

(iii) to the Knowledge of the Company, no Action is pending or is threatened that challenges the legality, validity or enforceability of any underlying item of Intellectual Property;

(iv) the Company has not granted any sublicense or similar right with respect thereto;

(v) this Agreement and the consummation of the transactions contemplated hereby will not give rise to a right of a third party to modify or terminate (with or without the giving of notice or the passage of time) any Company License, or require any consent, approval, notice, declaration or filing under any Company License; and

(vi) no Company License includes or incorporates any provision the effect of which would be to enlarge or accelerate any obligations of the Company or give additional rights to any other party thereto, or will in any other way be adversely affected by or terminate or lapse, by reason of the transactions contemplated by this Agreement.

(e) The Company has not infringed upon, misappropriated or otherwise violated any Intellectual Property rights of third parties, and the Company has not received notice that the conduct of the Business as presently conducted and as presently contemplated to be conducted by the Company infringes, misappropriates or otherwise violates the Intellectual Property rights of any third party in any respect (including any claim that the Company must license or refrain from using, or any unsolicited offer for the Company to obtain a license from a third party to, any Intellectual Property rights of any third party). To the Knowledge of the Company, the material Intellectual Property owned or used by the Company is not being infringed or misappropriated by any third party in any respect. No Action is pending or, to the Knowledge of the Company, threatened, which challenges the legality, validity, enforceability, registrability, use or ownership of the Company Intellectual Property or that alleges that any services provided, processes used or products manufactured, used, imported, offered for sale or sold by the Company infringes, misappropriates or otherwise violates any Intellectual Property rights of any Person, nor, to the Knowledge of the Company, is there any basis therefor.

(f) None of the Company Intellectual Property (i) has materially malfunctioned or failed or (ii) contains any viruses, worms, Trojan horses, bugs, faults, or other devices, errors or contaminants that (x) significantly disrupt or adversely affect functionality of such Company Intellectual Property or any other Intellectual Property or (y) enable or assist any person to access without authorization any Company Intellectual Property.

(g) No Open Source Software is included in, integrated or bundled with, or otherwise necessary for the use of (or used in) any of the Company Intellectual Property or the Business as presently conducted and as presently contemplated to be conducted by the Company. The Company has established and consistently maintained safeguards against the destruction, loss or alteration of any Data collected or obtained by the Company or otherwise included within the Company Intellectual Property or the Business as presently conducted and as presently contemplated to be conducted by the Company.

[*] = Confidential Treatment Requested. Certain confidential information contained in this document, marked by brackets, has been redacted and separately filed with the Securities and Exchange Commission.

(h) All Data collected or obtained by the Company or otherwise included within the Company Intellectual Property or the Business as presently conducted and as presently contemplated to be conducted by the Company has at all times been collected, obtained and used in accordance with all Legal Requirements, the Company’s privacy policies and all contractual commitments of the Company in all respects. No consent of or notice to any third party is required with respect to the Business as presently conducted and as presently contemplated to be conducted by the Company, including pursuant to the Company’s privacy policies and contractual commitments. The Company’s privacy policies and contractual commitments will not require the consent of or notice to any third party with respect to the consummation of the transactions contemplated hereby.

(i) Except as set forth on Section 4.9(i) of the Disclosure Schedule, no source code for any proprietary Software of the Company has been delivered, licensed, or made available to any Person who is not an employee of the Company (including any escrow agent). Except as set forth on Section 4.9(i) of the Disclosure Schedule, no Person has, or has asserted, any right (present, contingent or otherwise) to access any proprietary source code owned, or purported to be owned, by the Company, and the Company has no duty or obligation (whether present, contingent, or otherwise) to deliver, license, or make available the source code for any such Software to any Person who is not an employee of the Company (including any escrow agent).

(j) The Company and the conduct of the Business by the Company are and have been in all respects in compliance with all Data Security Requirements. No notices have been received by, and no claims, charges or complaints have been made against, the Company by any Governmental Authority or other Person alleging a violation of any Data Security Requirements. The Company has not received any notice and does not otherwise have Knowledge of any pending or threatened Action alleging a violation of any Person’s privacy, personal or confidentiality rights under any applicable Legal Requirement.

(k) Except as set forth on Section 4.9(k) of the Disclosure Schedule, the Software and other information technology systems (including computers, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment, and all associated documentation) owned, leased, or licensed by the Company (the “Company Systems”) operate and perform in a manner that permits the Company to operate the Business as presently conducted and as presently contemplated to be conducted by the Company and either meet or exceed the standards and policies of the Federal Information Security Management Act of 2002 (FISMA). The Company has instituted commercially reasonable backup and disaster recovery plans, procedures and facilities, consistent with current industry standards, for the Business to ensure that the Company Systems and the Data stored thereon or otherwise collected or obtained by the Company or included within the Company Intellectual Property or the Business as presently conducted and as presently contemplated to be conducted by the Company (including any personally identifiable information) (the “Company Data”) are protected against loss and unauthorized access, use, interruption, modification, corruption, disclosure or other misuse. There have been no failures, breakdowns, outages, bugs, continued substandard performance, or other adverse events affecting any of the Company Systems (as a whole or with respect to any portion thereof) that have caused or could reasonably be expected to result in any disruption or interruption in or to the use of any of the Company Systems. Except as set forth on Section 4.9(k) of the Disclosure Schedule, there have been no breaches of or unauthorized access to or other misuse (either suspected or actual) of the Company Systems or the Company Data.

[*] = Confidential Treatment Requested. Certain confidential information contained in this document, marked by brackets, has been redacted and separately filed with the Securities and Exchange Commission.

4.10 Real Property.

(a) The Company has no Owned Real Property.

(b) Section 4.10(b) of the Disclosure Schedule sets forth a list of all real property leased or subleased by the Company (the “Leased Real Property”) and the corresponding lease or sublease under which such Leased Real Property is occupied (the “Company Leases”). The Company is not a party to any Contract or option to lease any real property or interest therein other than with respect to the Leased Real Property. Each Company Lease is the legal, valid and binding obligation of the Company and, to the Knowledge of the Company, the other parties thereto, enforceable against the Company in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, or (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies. No breach or default in any material respect by the Company under any Company Lease has occurred and is continuing, and no event has occurred which with notice or lapse of time would constitute such a breach or default. To the Knowledge of the Company, no breach or default by any other Person under any Company Lease has occurred and is continuing and no event has occurred which with notice or lapse of time would constitute such a breach or default. The Company has delivered to Buyer true, accurate and complete copies of each Company Lease, in each case, as amended or otherwise modified and in effect on the Effective Date.

(c) There are no licenses, concessions, occupancy agreements or other Contracts to which the Company is a party granting to any other Person the right of use or occupancy of the Leased Real Property, and there is no Person other than the Company in possession of the Leased Real Property.

(d) No condemnation Action is pending or, to the Knowledge of the Company, threatened, that would preclude or impair the use of any Leased Real Property.

(e) To the Knowledge of Company, there is no Governmental Order outstanding, nor any Action pending or threatened, relating to the lease, use or occupancy of the Leased Real Property or any portion thereof.

(f) To the Knowledge of the Company, (i) the Leased Real Property is in compliance with all applicable material building, zoning, subdivision, health and safety and other land use laws, and all insurance requirements affecting such real property (the “Real Property Laws”), and (ii) the current use and occupancy of the Leased Real Property and operation of the Business thereon do not violate any Real Property Laws. The Company has not received any notice of violation of any Real Property Law with respect to the Leased Real Property.

[*] = Confidential Treatment Requested. Certain confidential information contained in this document, marked by brackets, has been redacted and separately filed with the Securities and Exchange Commission.

(g) All material certificates of occupancy, permits, licenses, franchises, approvals and authorizations (the “Real Property Permits”) of all Governmental Authorities, associations or any other entity having jurisdiction over the Leased Real Property which are required to be obtained by the Company as a tenant with respect thereto to operate the Business as presently conducted and as presently contemplated to be conducted by the Company have been obtained by the Company and are in full force and effect. The Company has not received any notice from any Governmental Authority or other entity having jurisdiction over the Leased Real Property threatening a suspension, revocation, modification or cancellation of any Real Property Permit.

4.11 Litigation. There is no, and there has never been any, Action pending or, to the Knowledge of the Company, any Action threatened against (or, to the Knowledge of the Company, directly relating to or affecting) the Company, any of its assets or any of its directors, officers or other employees in their capacities as such, at law or in equity, or before or by any Governmental Authority, and there has been no occurrence of any event or circumstance to the Knowledge of the Company that would reasonably be expected to give rise to or serve as the basis for any such Action. The Company is not a party or subject to the provisions of any Government Order and, except as set forth on Section 4.12 of the Disclosure Schedule, there is no Action by the Company that the Company intends to initiate.

4.12 Agreements; Actions. Section 4.12 of the Disclosure Schedule sets forth all Material Contracts. The Company has delivered to Buyer correct and complete copies of each Material Contract, including amendments, modifications and supplements thereto. The Company has performed all obligations required to be performed by it under any Material Contract and is not (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder. Each Material Contract is a valid, binding and enforceable obligation of the Company in accordance with its terms, and, to the Knowledge of the Company, of the other party or parties thereto, and is in full force and effect. Neither the Company nor, to the Knowledge of the Company, the other party or parties thereto, is in breach or non-compliance or considered to be in breach or non-compliance of any term of any Material Contract. The Company has not received notice of any default or threat thereof with respect to any Material Contract and, to the Knowledge of the Company, there has been no occurrence of any event or circumstance that would reasonably be expected to give rise to or serve as the basis for any default. The consummation of the transactions contemplated hereby will not give rise to a right to modify or terminate (with or without the giving of notice or the passage of time) any Material Contract in any respect, or require any consent, approval, notice, declaration or filing under any Material Contract. No Material Contract includes or incorporates any provision the effect of which would be to enlarge or accelerate any obligations of the Company or give additional rights to any other party thereto, or will in any other way be adversely affected by or terminate or lapse, by reason of the transactions contemplated by this Agreement. The Company is not a party to or otherwise bound by any agreement, arrangement or other restriction (including through an exclusivity provision) that limits in any way the freedom of the Company to do business or to compete, including in any line of business or with any Person or in any geographic area, or to collaborate with any Person. Without limiting the foregoing, the Company is unrestricted in its ability to initiate, operate or maintain any registry in any disease area or indication and to collaborate with any Person with respect to any such registry.

[*] = Confidential Treatment Requested. Certain confidential information contained in this document, marked by brackets, has been redacted and separately filed with the Securities and Exchange Commission.

4.13 Changes. Since the Latest Balance Sheet Date, (i) the Company has operated in the Ordinary Course of Business in all respects, (ii) there has been no change, event, development, fact, effect or circumstance that, individually or in the aggregate, constituted a Material Adverse Effect, and (iii), without limiting the generality of the foregoing, there has not been:

(a) Any material change in the assets, liabilities, financial condition or operations of the Company other than as reflected in the Financial Statements;

(b) Any hiring or offer to hire, or any resignation or termination of, any director, officer or other employee of the Company;

(c) Any change in the contingent obligations of the Company by way of guaranty, endorsement, indemnity, warranty or otherwise, other than changes which are immaterial individually and in the aggregate;

(d) Any damage, destruction or loss incurred by the Company, whether or not covered by insurance, other than instances which are immaterial individually and in the aggregate;

(e) Any disposition or sale, transfer, lease, license, mortgage, abandonment, or pledge of any portion of the Company’s assets or properties (tangible or intangible), other than instances which are immaterial individually and in the aggregate;

(f) Any forgiving or cancellation of any Indebtedness or claim or a waiver of any right of material value by the Company;

(g) Any capital investment in, any loan to, or any acquisition of, the securities or assets of any other Person by the Company, whether by merger, consolidation, purchase of assets or equity interests or by any other manner, or a Contract, letter of intent or similar arrangement with respect to the foregoing;

(h) Any incurring, assuming or guaranteeing of any Liabilities or Indebtedness of any kind by the Company, other than Liabilities which are immaterial individually and in the aggregate;

(i) Any capital expenditure (or series of related capital expenditures) by the Company involving more than $10,000 (unless such capital expenditure is fully funded prior to the Effective Date);

(j) Any Tax election or change to any Tax election of the Company, any change in annual accounting period, any adoption or change in any accounting method with respect to Taxes, any filing of any amended Tax Return, entering into any closing agreement, settling or compromising of any proceeding with respect to any Tax claim or assessment, surrendering any right to claim a refund of Taxes, consenting to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company, taking of any other similar action relating to the filing of any Tax Return or the payment of any Tax, or taking of any action that could reasonably be expected to result in the termination of the Company’s status as a validly elected S corporation within the meaning of Sections 1361 and 1362 of the Code;

[*] = Confidential Treatment Requested. Certain confidential information contained in this document, marked by brackets, has been redacted and separately filed with the Securities and Exchange Commission.

(k) Any amendment to the Company’s Organizational Documents;

(l) Any adoption of a plan of complete or partial liquidation, dissolution, merger, consolidation or recapitalization of the Company;

(m) Any modification, amendment to, termination or waiver of any rights under any Employee Benefit Plan or Material Contract in any respect or entry into any new Employee Benefit Plan or Material Contract;

(n) Any material increase to the rate of compensation or benefits of, or payment of any benefit to, any present or former director, officer or employee of Company;

(o) Any declaration, authorization, setting aside or payment of a dividend on, or any other distribution in respect of, the Company’s equity securities, or any redemption, repurchase or other acquisition of any outstanding equity interest of the Company;

(p) Any issuance, sale, transfer, pledge, grant, disposition (or authorization any of the foregoing) of, encumbrance or delivery of any equity securities of the Company or any securities convertible into or exercisable or exchangeable for such equity securities;

(q) Any delay or postponement in the payment of any accounts payable or open liabilities, or any acceleration of the collection of accounts receivable, in each instances as compared with the Ordinary Course of Business;

(r) Any waiver, compromise or other settlement in any Action; or

(s) Any agreement to do, or the entering into of any Contract related to, or the approval by the Company of, any of the actions referred to in clauses (a) - (r) above.

4.14 Compliance with Laws; Permits. The Company is not, and has not been, in violation of any, and the Company is now and has at all times been in compliance in all respects with each, applicable Legal Requirement and Governmental Order in respect of the Company’s conduct of the Business and the ownership of its properties. The Company has all material franchises, permits, licenses and any similar authority issued or granted by a Governmental Authority (the “Permits”) necessary for the conduct of the Business as presently conducted and as presently contemplated to be conducted by the Company, and the Company has not received notice of any Action relating to the actual or potential revocation, modification or other change in respect of any such Permit. To the Knowledge of the Company, no facts or circumstances exist or have occurred that could reasonably be expected to result in any such Action. None of the Permits of the Company will be terminated, cancelled or otherwise adversely affected by the transactions contemplated hereby.

4.15 Regulatory Matters.

(a) The Company has obtained all Permits required by any Health Authority to permit the conduct of the Business as currently conducted. All of such Permits are in full force and effect, the Company is in compliance with, and is not in default under, each such Permit, and none of such Permits shall be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated by this Agreement.

[*] = Confidential Treatment Requested. Certain confidential information contained in this document, marked by brackets, has been redacted and separately filed with the Securities and Exchange Commission.

(b) Neither the Company nor, to the Knowledge of the Company, any of its directors, officers, employees or Collaboration Partners (solely with respect to such Collaboration Partners’ activities with the Company) has (i) made an untrue statement of a material fact or fraudulent statement to the FDA or any other Health Authority, (ii) failed to disclose a material fact required to be disclosed to the FDA or any other Health Authority, or (iii) committed any other act, made any statement or failed to make any statement, that (in any such case) establishes a reasonable basis for the FDA to invoke the policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (September 10, 1991) (the “FDA Fraud Policy”) or for any other Health Authority to invoke a similar policy that may be applicable to the Company in another jurisdiction. Neither the Company nor, to the Knowledge of the Company, any of its directors, officers, employees or Collaboration Partners (solely with respect to such Collaboration Partners’ activities with the Company) is the subject of any pending or, to the Knowledge of the Company, threatened investigation by the FDA under the FDA Fraud Policy, or the subject of any similar investigation by any other Health Authority.

(c) The Company and, to the Knowledge of the Company, each Collaboration Partner (solely with respect to such Collaboration Partner’s activities with the Company), has been in compliance in all respects with all Health Laws. Neither the Company nor, to the Knowledge of the Company, any Collaboration Partner (solely with respect to such Collaboration Partner’s activities with the Company) (i) has received any written notice or other written communication from any Health Authority alleging any violation of any Health Law, including any failure to maintain systems and programs adequate to ensure compliance with any such Health Laws, or (ii) is subject to any enforcement, regulatory or administrative proceedings against or affecting the Company relating to or arising under any Health Law and, to the Knowledge of the Company, no such enforcement, regulatory or administrative proceeding has been threatened.

(d) The Company has filed with the applicable Health Authority all required Filings, including adverse event reports. All such Filings were in compliance with applicable Legal Requirements when filed, and no deficiencies have been asserted in writing by any applicable Health Authority with respect to any such Filings.

(e) None of the Company, any of its officers, directors or managing employees (as such terms are defined in 42 C.F.R. § 1001.1001) nor, to the Knowledge of the Company, any other Company service provider or agent (as such term is defined in 42 C.F.R. § 1001.1001) of the Company has been disqualified, debarred or deregistered by any Governmental Authority.

4.16 Related-Party Transactions. No employee, officer, equityholder or director of or consultant to (or Affiliate of any of the foregoing) the Company, or any Seller, or any beneficiary of any Seller, or any member of such beneficiary’s family or their Affiliates has any cause of action or other claim whatsoever against, or is indebted to the Company, or has any interest in any real or personal property used by the Company in the conduct of the Business or in any

[*] = Confidential Treatment Requested. Certain confidential information contained in this document, marked by brackets, has been redacted and separately filed with the Securities and Exchange Commission.

Material Contract, nor does the Company have any cause of action or other claim whatsoever against, or owe any indebtedness (or is committed to make loans or extend or guarantee credit) to any of them, other than: (i) for payment of salary or fees (in the case of consultants) for services rendered; (ii) reimbursement for reasonable and documented out-of-pocket expenses incurred on behalf of the Company in the Ordinary Course of Business; (iii) for other standard employee benefits made generally available to all employees; and (iv) standard director and officer indemnification agreements.

4.17 Insurance. Section 4.16 of the Disclosure Schedule lists each material insurance policy maintained by the Company, in each case setting forth the insurer, the amount and nature of coverage, the risk insured against, the deductible amount (if any) and the date through which coverage shall continue by virtue of premiums already paid. The fire and casualty or general liability insurance policies set forth therein have coverages sufficient in amount (subject to reasonable deductibles) to allow the Company to replace any of its material properties that might be damaged or destroyed. The products liability and errors and omissions insurance set forth therein have coverages in amounts customary for companies similarly situated. The Company is not in default with respect to its obligations under any insurance policy maintained by it. All such policies (a) are sufficient for compliance by the Company with all applicable Legal Requirements and all agreements to which the Company is a party, and (b) will not in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement. The Company is not in default with respect to its obligations under any of such insurance policies, nor has the Company received any notification of cancellation of any such insurance policies. No insurance carrier has denied coverage for any claim asserted by the Company, nor has any insurance carrier declined to provide any coverage to the Company.

4.18 Employees. The Company does not have any collective bargaining agreements or collective bargaining relationship with any trade union, works council, or other labor organization representing or purporting to represent any of its employees. There are not currently and have not been any union organizing or decertification activities with respect to the Company. There has not been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, or other similar material labor dispute against or affecting the Company. To the Knowledge of the Company, no employee of the Company, nor any consultant with whom the Company has contracted, is in violation of any term of any employment contract, consulting contract, proprietary information agreement or any other agreement relating to the right of any such individual to be employed by, or to contract with, the Company, and the continued employment by the Company of its present employees, and the performance of the contracts of the Company with its independent contractors, will not result in any such violation. The Company has not received any notice alleging that any such violation has occurred. No employee of the Company has been granted the right to continued employment by the Company or to any material compensation following termination of employment with the Company. To the Knowledge of the Company, no officer or employee has any intention to terminate their employment. The Company has no liability under any Legal Requirement arising out of the misclassification of any Person who provides services to the Company as an overtime exempt employee or as a consultant, independent contractor or temporary employee, as applicable. The Company has not implemented any employee layoffs within twelve (12) months preceding the Effective Date.

[*] = Confidential Treatment Requested. Certain confidential information contained in this document, marked by brackets, has been redacted and separately filed with the Securities and Exchange Commission.

4.19 Employee Benefit Plans.

(a) Identification of Plans. Except as set forth on Section 4.18(a) of the Disclosure Schedule (each arrangement set forth therein, an “Employee Benefit Plan”), the Company does not maintain or contribute or have an obligation to contribute to, or have, or could reasonably be expected to have, any Liability to or in respect of any employee benefit, pension, profit-sharing, deferred compensation, bonus, incentive, stock option, equity or equity-based, share appreciation right, severance, employment, termination, change of control, vacation, paid time off, group or individual health, disability, dental, medical, life insurance, survivor benefit, retirement or similar or other compensation or benefit plan, policy, arrangement, contract or agreement, whether formal or informal, written or oral, for the benefit of any current or former director, officer or employee of or consultant to the Company or for the benefit of any other Person, including but not limited to by reason of being or having been treated as a single employer with any other Person (each such Person an “ERISA Affiliate”) under Section 414 of the Code or Section 4001(b) of ERISA.

(b) Delivery of Documents. The Company has delivered to Buyer: (i) correct and complete copies of each Employee Benefit Plan or related trust, including all amendments thereto (or, if such Employee Benefit Plan is not written, an accurate description of the material terms thereof); (ii) the most recent annual reports (Series 5500 and all schedules thereto), if any, required under ERISA or the Code, in connection with each Employee Benefit Plan; (iii) if any Employee Benefit Plan is funded, the most recent annual and periodic accounting of Employee Benefit Plan assets; (iv) the most recent summary plan description together with the most recent summary of material modifications, if any, with respect to each Employee Benefit Plan; (v) all determination, opinion, material notification and advisory letters and rulings, compliance statements, closing agreements, or similar materials specific to each Employee Benefit Plan; (vi) all material written agreements and contracts relating to each Employee Benefit Plan, including fidelity or ERISA bonds, administrative service agreements, group annuity contracts and group insurance contracts; (vii) all discrimination and qualification tests, if any, for each Employee Benefit Plan for the most recent plan year; and (viii) all communications material to any Employee or Employees relating to any Employee Benefit Plan and any proposed Employee Benefit Plans, in each case relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events that would result in any material liability to the Company and that are not reflected in the current summary plan description and plan document.

(c) Compliance with Terms and Law. Each Employee Benefit Plan is and has heretofore been established, maintained and operated in material compliance with the terms of such Employee Benefit Plan and with the requirements prescribed (whether as a matter of substantive law or as necessary to secure favorable tax treatment) by any and all applicable statutes, Legal Requirements, governmental or court orders, or governmental rules or regulations in effect from time to time, including ERISA and the Code, that are or were applicable to such Employee Benefit Plan. All contributions or premium payments with respect to each Employee Benefit Plan which are due on or before the Effective Date have been made within the time periods prescribed by the terms of each Employee Benefit Plan, ERISA and the Code. Each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Code has been determined to be so qualified by the United States Internal Revenue Service (“IRS”) (or may rely

[*] = Confidential Treatment Requested. Certain confidential information contained in this document, marked by brackets, has been redacted and separately filed with the Securities and Exchange Commission.

on an opinion letter issued by the IRS with respect to a prototype plan adopted in accordance with the requirements for such reliance) and, to the Knowledge of the Company, nothing has occurred as to each which has resulted or is likely to result in the revocation or denial of such qualification or which requires or could require action under the compliance resolution programs of the IRS to preserve such qualification.

(d) Absence of Certain Matters.

(i) No liability (contingent or otherwise) to the Pension Benefit Guaranty Corporation (“PBGC”) or any multi-employer plan (as defined in ERISA) has been incurred by the Company or any ERISA Affiliate, and no Employee Benefit Plan is or was subject to Section 412 of the Code or Title IV of ERISA.

(ii) There is no pending or, to the Knowledge of the Company, threatened Action, proceeding or investigation, other than routine claims for benefits, concerning any Employee Benefit Plan or, to the Knowledge of the Company, any fiduciary or service provider thereof and, to the Knowledge of the Company, there is no basis for any such Action, proceeding or investigation.

(iii) No Employee Benefit Plan nor any party in interest with respect thereof, has engaged in a prohibited transaction which could subject the Company directly or indirectly to liability under Section 409 or 502(i) of ERISA or Section 4975 of the Code.

(iv) To the Knowledge of the Company, no communication, report or disclosure has been made which, at the time made, did not accurately reflect the material terms and operations of any Employee Benefit Plan.

(v) No Employee Benefit Plan provides welfare benefits subsequent to termination of employment or service to employees or other service providers or their beneficiaries except to the extent required by applicable state insurance laws and Title I, Subtitle B, Part 6 of ERISA.

(vi) The Company has not announced its intention or undertaken (whether or not legally bound) to modify or terminate any Employee Benefit Plan or adopt any arrangement or program which, once established, would come within the definition of an Employee Benefit Plan.

(vii) The Company has not undertaken to maintain any Employee Benefit Plan for any period of time and each Employee Benefit Plan is terminable at the sole discretion of the sponsor thereof, subject only to such constraints as may be imposed by applicable law.

(viii) The Company does not have any liability, including under any Employee Benefit Plan, arising out of the treatment of any service provider as a consultant or independent contractor and not as an employee.

[*] = Confidential Treatment Requested. Certain confidential information contained in this document, marked by brackets, has been redacted and separately filed with the Securities and Exchange Commission.

(e) Funding of Certain Plans. With respect to each Employee Benefit Plan for which a separate fund of assets is or is required to be maintained (each a “Funded Plan”), full and timely payment has been made of all amounts required of the Company under the terms of each Funded Plan or applicable law (determined without regard to any waiver of legally applicable funding requirements), as applied through the Effective Date, and no accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, exists with respect to any Funded Plan. The current value of the assets of each Funded Plan, as of the end of the most recently ended plan year of that Funded Plan, equals or exceeds the current value of all liabilities under that Funded Plan. None of the assets of any Employee Benefit Plan include any capital stock or other securities issued by the Company or any ERISA Affiliate.

(f) Effect of Transactions. The consummation of the transactions contemplated hereby will not, by itself or in combination with any other event (including a termination of employment, regardless of whether that other event has occurred or will occur), result in any payment or benefit (whether of severance or otherwise) becoming due from or under any Employee Benefit Plan or otherwise to any current or former director, officer, consultant or employee of the Company or result in the vesting, forgiveness of indebtedness, distribution, funding, acceleration of payment or increase in the amount of any benefit or compensation payable to or in respect of any such current or former director, officer, consultant or employee.

(g) 409A. The Company is not a party to, or otherwise obligated under, any contract, agreement, plan or arrangement that provides for the gross-up, indemnification, reimbursement of or other payment of any Taxes, interest or penalties imposed by Section 409A or 4999 of the Code (or any corresponding provisions of state or local law relating to Taxes).

(h) Nonqualified Deferred Compensation Plans. Each plan, program, arrangement or agreement maintained by the Company which constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code is identified as such in Section 4.19(h) of the Disclosure Schedule. Each plan, program, arrangement or agreement there identified has been operated and maintained in accordance with a good faith, reasonable interpretation of, and has at all times been in compliance with, Section 409A of the Code and its purpose, as determined under applicable guidance of the Department of Treasury and the Internal Revenue Service, with respect to amounts deferred (within the meaning of Section 409A of the Code). No stock option of the Company provides for a deferral of compensation, within the meaning of Section 409A of the Code.

4.20 Environmental, Zoning and Safety Laws. To the Knowledge of the Company, the Company is and has at all times been in compliance with all Environmental Laws. Neither the activities carried on by the Company at the facilities, offices or properties leased or used by the Company, nor such facilities, offices or properties, are in material violation of any Environmental Laws, or any other zoning, health or safety law or regulation. Neither the Company nor any operator of its past or present properties is or has at any time been in violation, or alleged violation, of, or has any Liability under, any Environmental Laws. To the Knowledge of the Company: (a) none of the properties currently or formerly owned, leased or operated by the Company (including soils and surface and ground waters) are contaminated with any Hazardous Substance in a manner that would result in any Liability to the Company; (b) it is not actually, potentially or allegedly liable for any off-site contamination by Hazardous Substances;

[*] = Confidential Treatment Requested. Certain confidential information contained in this document, marked by brackets, has been redacted and separately filed with the Securities and Exchange Commission.

and (c) it is not actually, potentially or allegedly liable under any Environmental Law (including pending or threatened Liens). The Company has all Environmental Permits necessary for the occupation of its properties and conduct of the Business. The Company has always been and is in compliance with its Environmental Permits. The consummation of the transactions contemplated hereby will not require any investigation, remediation or other action with respect to Hazardous Substances, or any notice to or consent of Governmental Authorities or third parties, pursuant to any applicable Environmental Law or Environmental Permit. The Company has not received any notice of violation of any Environmental Laws or any liability arising under Environmental Laws, including any investigatory, remedial or corrective obligation, relating to the Company. The Company has delivered to Buyer all environmental reports, documents, studies, analyses, investigations, audits and reviews in its possession or control that relate to the environmental condition of the Company’s operations or its properties or assets, contamination thereof by Hazardous Substances, or the compliance of the Company’s operations with, or potential liability under, any Environmental Laws, and, to the Knowledge of the Company, all such environmental reports, assessments, audits, files, studies or investigations are true and complete.

4.21 Taxes.

(a) Filing of Tax Returns and Payment of Taxes. The Company has timely filed all Tax Returns required to be filed by it, each such Tax Return has been prepared in compliance with all applicable laws and regulations, and all such Tax Returns are true, accurate and complete in all material respects. All Taxes that have become due and payable by the Company have been timely paid, and the Company is not and will not be liable for any additional Taxes in respect of any Taxable period or any portion thereof ending on or before the Latest Balance Sheet Date. The Company has delivered to Buyer true, correct and complete copies of all Tax Returns with respect to income Taxes filed by or with respect to Taxable periods ended after December 31, 2009 (the “Available Tax Returns”), and have delivered to Buyer all relevant documents and information with respect thereto, including work papers, records, examination reports, and statements of deficiencies proposed, assessed against or agreed to by the Company.

(b) Deficiencies. No outstanding deficiency or adjustment in respect of Taxes has been proposed, asserted or assessed by any Tax Authority against the Company (and no such deficiency or adjustment is expected) and there are no outstanding refund claims with respect to any Tax or Tax Return of the Company.

(c) Liens. There are no Liens for Taxes (other than Permitted Liens) on any of the assets of the Company.

(d) Extensions to Statute of Limitations for Assessment of Taxes. The Company has not consented to extend the time in which any Tax may be assessed or collected by any Tax Authority other than consents with respect to periods for which the applicable statute of limitations has since expired.

(e) Extensions of the Time for Filing Tax Returns. The Company has not requested or been granted an extension of the time for filing any Tax Return that has not yet been filed.

[*] = Confidential Treatment Requested. Certain confidential information contained in this document, marked by brackets, has been redacted and separately filed with the Securities and Exchange Commission.

(f) Pending Proceedings. There is no Action, suit, Tax Authority proceeding, or audit with respect to any Tax now in progress, pending or, to the Knowledge of the Company, threatened against or with respect to the Company.

(g) No Failures to File Tax Returns. No claim has ever been made in writing by a Tax Authority in a jurisdiction where the Company does not pay Tax or file Tax Returns that the Company is or may be subject to Taxes assessed by such jurisdiction, and no basis exists therefor.

(h) Elections. All elections with respect to Taxes affecting the Company are described in Section 4.20(h) of the Disclosure Schedule.

(i) Membership in Affiliated Groups, Liability for Taxes of Other Persons, Etc. The Company has never been a member of any affiliated group of corporations (as defined in Section 1504(a) of the Code) or filed or been included in a combined, consolidated or unitary Tax Return. The Company is not a party to or bound by any Tax sharing or allocation agreement or similar contract or arrangement or any agreement that obligates it to make any payment computed by reference to the Taxes, taxable income or taxable losses of any other Person. The Company is not presently liable, and the Company does not have any potential liability, for the Taxes of another Person (w) under Treasury Regulations Section 1.1502-6 (or comparable provision of state, local or foreign law), (x) as transferee or successor, (y) by contract or indemnity or (z) otherwise.

(j) Adjustments under Section 481, Etc. The Company will not be required, as a result of a change in or improper use of a method of accounting for any period ending on or before or including the Effective Date, to include any adjustment under Section 481(c) of the Code (or any similar or corresponding provision or requirement under any other Tax law) in Taxable income for any period ending on or after the Effective Date.

(k) Post-Closing Income. The Company will not be required to include any amounts in income, or exclude any items of deduction, in a taxable period beginning after the Cut-Off Date as a result of (i) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income tax law) executed on or prior to the Effective Date, (ii) any intercompany transaction described in regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income tax law) entered into prior to the Effective Date, (iii) an installment sale or similar transaction (such as an “open transaction”) arising in a taxable period (or portion thereof) ending on or before the Effective Date, (iv) a prepaid amount received, or paid, on or prior to the Effective Date, (v) deferred gains arising on or prior to the Effective Date or (vi) an election under Section 108(i) of the Code.

(l) Withholding Taxes. The Company has timely withheld and timely paid all Taxes which are required to have been withheld and paid by it in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other Person.

[*] = Confidential Treatment Requested. Certain confidential information contained in this document, marked by brackets, has been redacted and separately filed with the Securities and Exchange Commission.

(m) U.S. Real Property Holding Corporation. The Company is not, nor has the Company ever been, a United States real property holding corporation within the meaning of Code Section 897(c)(2), during the applicable period specified in Code Section 897(c)(1)(A)(ii).

(n) Code Section 280G. The Company is not a party to any agreement, contract, arrangement or plan that will result, as part of the transactions contemplated by this Agreement, either alone or in connection with any other event (including a termination of employment or engagement), in the payment of any “excess parachute payment” within the meaning of Code Section 280G.

(o) Section 355. The Company is not, nor has the Company ever been, either a “distributing corporation” or a “controlled corporation” in a distribution in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

(p) Reportable Transactions. The Company has never engaged in any transaction that could give rise to a disclosure obligation of a “reportable transaction” under Section 6011 of the Code and the regulations thereunder, or any similar obligation under any predecessor or successor law or regulation or comparable provision of state or local law.

(q) S Corporation Status. The Company is, and at all times since January 27, 2005 has been, a validly electing S corporation within the meaning of Code Sections 1361 and 1362 (and, where applicable, for state and local income Tax purposes).

4.22 Foreign Corrupt Practices and International Trade Sanctions.

(a) Neither the Company nor any of its Affiliates, nor any director, officer, or employee thereof, nor, to the Knowledge of the Company, any agent or representative of the Company or of any of its Affiliates, has taken any unlawful action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value to (i) any “government official” (including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any Person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office) in order to influence official action; (ii) any Person (whether or not a government official) to influence that Person to act in breach of a duty of good faith, impartiality or trust (“acting improperly”), to reward the Person for acting improperly, or in circumstances where the recipient would be acting improperly by receiving the thing of value; or (iii) any Person while knowing or having reason to know that all or any portion of the money or other thing of value will be offered, promised or given to a government official in order to influence or reward official action or to any Person to influence such Person to act improperly or reward the Person for doing so. The Company and its Affiliates have conducted their businesses in compliance in all material respects with all applicable anti-corruption laws, including, without limitation, the Foreign Corrupt Practices Act, and have instituted and maintain policies and procedures designed to promote and achieve compliance with such laws.

[*] = Confidential Treatment Requested. Certain confidential information contained in this document, marked by brackets, has been redacted and separately filed with the Securities and Exchange Commission.

(b) Neither the Company nor any of its Affiliates, nor, to the Knowledge of the Company, any of their directors, officers or employees, is a Person that is, or is owned 50% or more or controlled by, a Person that is: (A) the subject of any sanctions administered by the U.S. Department of Treasury’s Office of Foreign Assets Control or the U.S. Department of State, the United Nations Security Council, the European Union, or other relevant sanctions authority (collectively, “Sanctions”), or (B) located, organized or resident in a country or territory that is the subject of Sanctions (including Burma/Myanmar, Cuba, Iran, North Korea, Sudan and Syria).

(c) Neither the Company nor any of its Affiliates has engaged in, or is now engaged in, directly or indirectly, any unlawful dealings or transactions with any Person, or in any country or territory, that, at the time of the dealing or transaction, is or was the subject of Sanctions.

(d) The Company and its Affiliates are and have at all times been in compliance in all respects with, and have not been penalized for or under investigation with respect to and have not been threatened to be charged with or given notice of any violation of, any applicable Sanctions or export controls laws.

4.23 Brokers; Expenses. No finder, broker, agent or other similar intermediary has acted for or on behalf of the Company in connection with the negotiation of this Agreement or the consummation of the transactions contemplated hereby.

4.24 Closing Deliveries. The Closing Balance Sheet and the Closing Statement are each accurate and complete, including the amounts of the Company Transaction Expenses, the Net Working Capital Adjustment Amount and the Indebtedness set forth in the Closing Statement.

4.25 Disclosure. To the Knowledge of the Company, neither this Agreement (including all the exhibits and schedules hereto) nor any other statements or certificates made or delivered in connection herewith contains any untrue statement of a material fact or omits to state a material fact relating to the Company necessary to make the statements herein or therein not misleading in light of the circumstances under which they were made.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Sellers as follows:

5.1 Organization; Authority; Enforceability. Buyer is a corporation duly incorporated and validly existing under the laws of Delaware. All corporate action required to be taken in order to authorize Buyer to enter into this Agreement has been taken. All action on the part of the officers of Buyer necessary for the execution and delivery of this Agreement and the performance of all obligations of Buyer under this Agreement has been taken. This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, or (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

[*] = Confidential Treatment Requested. Certain confidential information contained in this document, marked by brackets, has been redacted and separately filed with the Securities and Exchange Commission.

5.2 Non-Contravention. The execution and delivery of this Agreement and the consummation by Buyer of the transactions contemplated hereby will not: (a) violate or conflict with any provision of the Organizational Documents of Buyer; or (b) constitute a material violation of, or be in conflict in any material respect with, any statute, judgment, decree, order, regulation or rule of any court or Governmental Authority applicable to Buyer.

5.3 Governmental Consents. No consent, approval or authorization of, or registration, qualification or filing with, any Governmental Authority is required for the execution and delivery by Buyer of this Agreement or the consummation by Buyer of the transactions contemplated hereby, except for (a) a filing with the New York Stock Exchange in respect of the shares of Buyer’s Common Stock issuable pursuant to this Agreement and (b) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal or state securities laws.

5.4 SEC Documents.

(a) Buyer has filed all reports required to be filed by it with the SEC since January 1, 2016, and Buyer has made available to the Sellers (including through the SEC’s EDGAR database) true, correct and complete copies of all such reports (collectively, “Buyer’s SEC Documents”). As of their respective dates, each of the Buyer’s SEC Documents complied in all material respects with the applicable requirements of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and none of the Buyer’s SEC Documents, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Buyer’s SEC Documents was prepared in accordance with GAAP throughout the periods indicated (except as may be indicated in the notes thereto and except that financial statements included with interim reports do not contain all notes to such financial statements) and each fairly presented in all material respects the consolidated financial position, results of operations and changes in stockholders’ equity and cash flows of Buyer and its consolidated subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal year-end adjustments which are not expected, individually or in the aggregate, to be material).

5.5 Shares of Common Stock. The shares of Buyer Common Stock to be issued and delivered to the Sellers in accordance with this Agreement, when so issued and delivered, will be (a) duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, Buyer’s Organizational Documents or any agreement to which Buyer is a party, and (b) based in part upon the statements of the Sellers in Article III, issued pursuant to available and valid exemptions from the registration and qualification provisions of applicable federal and state securities laws.

5.6 Absence of Certain Changes or Events. Since September 30, 2016, except as contemplated by or disclosed pursuant to this Agreement or in any of the Buyer’s SEC Documents, Buyer has conducted its businesses only in the ordinary course and in a manner consistent with past practice.

[*] = Confidential Treatment Requested. Certain confidential information contained in this document, marked by brackets, has been redacted and separately filed with the Securities and Exchange Commission.

5.7 Absence of Litigation. There is no Action pending or, to the Knowledge of Buyer, threatened against or relating to or affecting Buyer, any of its assets or any of its officers or directors in their capacities as such, at law or in equity, or before or by any Governmental Authority.

5.8 Copies of Certain Documents. Buyer has made available to the Sellers (including through the SEC’s EDGAR database) true and complete copies of all material documents relating to Buyer that any Seller has requested.

ARTICLE VI

CERTAIN AGREEMENTS OF THE PARTIES

6.1 Efforts. Upon the terms and subject to the conditions set forth in this Agreement, the parties agree to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with each other in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including: (i) obtaining all necessary consents, approvals or waivers from third parties; and (ii) executing and delivering any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

6.2 Confidentiality. From and after the Effective Date, each Seller shall (and shall cause each of its Affiliates or representatives or advisors to whom such Seller has disclosed Confidential Information to) (a) treat as confidential and hold as confidential all of the Confidential Information, (b) refrain from using any of the Confidential Information except in connection with the obligations set forth in this Agreement and any ongoing employment with the Company or Buyer, and (c) deliver promptly to Buyer or destroy at its option, at the request of Buyer (or, as applicable, promptly following the termination of any ongoing employment with the Company or Buyer), all tangible embodiments (and all copies) of the Confidential Information which are in their possession; provided, however, that in the event that any Person subject to confidentiality under this Section 6.2 is requested or required (by request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process or otherwise) to disclose any Confidential Information, the applicable Seller shall notify Buyer promptly of such request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 6.2. If, in the absence of a protective order or the receipt of a waiver hereunder, such Person, on the advice of its outside legal counsel, is compelled to disclose any Confidential Information or else stand liable for contempt, such Person may disclose such Confidential Information; provided, however, that such Person shall use its commercially reasonable efforts to obtain a protective order or other assurance that confidential treatment will be accorded such Confidential Information.

[*] = Confidential Treatment Requested. Certain confidential information contained in this document, marked by brackets, has been redacted and separately filed with the Securities and Exchange Commission.

6.3 Taxes.

(a) Transfer Taxes. All sales, stamp, registration, recording and transfer and similar Taxes imposed as a result of the transfer of the Shares as contemplated by this Agreement, together with any interest, penalties or additions to such Taxes, shall be paid by the Sellers. The Sellers and the Company shall cooperate in timely making all filings, returns, reports and forms as necessary or appropriate to comply with the provisions of all applicable Legal Requirements in connection with the payment of such Taxes, and shall cooperate in good faith to minimize, to the fullest extent possible under such Laws, the amount of any such Taxes payable in connection therewith.

(b) Tax Returns. After the Effective Date, Buyer shall prepare or cause to be prepared and file or cause to be filed with the appropriate Tax Authority all Tax Returns required to be filed by the Company after the Cut-Off Date on a timely basis (taking into account applicable extensions). With respect to any such Tax Returns that relate to a Pre-Closing Period or a Straddle Period, Buyer shall provide such Tax Returns to the Sellers’ Agent for review and comment prior to filing and shall make such modifications as are reasonably requested by Sellers’ Agent on such Tax Returns.

(c) Tax Contest Claims.

(i) Buyer shall promptly notify the Sellers’ Agent in writing upon receipt by the Company of a written notice of any pending or threatened Tax audits or assessments with respect to Taxes for Pre-Closing Periods (“Tax Contest Claims”); provided, however, that no failure or delay by Buyer to provide notice of a Tax Contest Claim shall reduce or otherwise affect the obligation of the Sellers hereunder except to the extent the defense of such Tax Contest Claim is actually and materially prejudiced thereby. If all of Taxes subject to a Tax Contest Claim are Specified Taxes, then the Sellers’ Agent shall have the right to control the conduct of any issues in any such Tax Contest Claim; provided, that (i) the Sellers’ Agent shall have confirmed in writing that any Specified Taxes with respect to such Tax Claim are indemnifiable to the extent provided in Section 7.1(a), (ii) the Sellers’ Agent shall keep the Company informed regarding the progress and substantive aspects of any such Tax Contest Claim, including providing the Company with all written materials relating to such Tax proceeding received from the relevant Tax Authority and all written materials submitted to such Taxing Authority by the Sellers’ Agent, (iii) the Company shall be entitled to participate in any such Tax Contest Claim, including having an opportunity to comment on any written materials prepared in connection with any such Tax Contest Claim and attending any conferences relating to any such Tax Contest Claim, and (iv) the Sellers’ Agent shall not compromise or settle any such Tax Contest Claim without obtaining the Company’s prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned. To the extent not inconsistent with the foregoing sentence, the Company shall control the conduct of any issues in any Tax Contest Claim in respect of Taxes for Straddle Periods; provided, that (A) the Company shall keep the Sellers’ Agent informed regarding the progress and substantive aspects of any such Tax Contest Claim, including providing the Sellers’ Agent with all written materials relating to such Tax proceeding received from the relevant Tax Authority and all written materials submitted to such Taxing Authority by the Company, (B) the Sellers’ Agent shall be entitled to participate in any such Tax Contest Claim, including having an opportunity to comment on any written materials

[*] = Confidential Treatment Requested. Certain confidential information contained in this document, marked by brackets, has been redacted and separately filed with the Securities and Exchange Commission.

prepared in connection with any such Tax Contest Claim and attending any conferences relating to any such Tax Contest Claim, and (C) the Company shall not compromise or settle any such Tax Contest Claim without obtaining the Sellers’ Agent’s prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned.

(ii) In the event of any conflict between the provisions of this Section 6.3(c) and any other provision of this Agreement, this Section 6.3(c) shall control.

(d) Straddle Period Taxes. In the case of any Taxes for any Straddle Period, the amount of Taxes allocable to the portion of the Straddle Period ending on the Cut-Off Date shall be deemed to be:

(i) in the case of Taxes imposed on a periodic basis (such as real or personal property Taxes), the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction, the numerator of which is the number of calendar days in the Straddle Period ending on and including the Cut-Off Date and the denominator of which is the number of calendar days in the entire relevant Straddle Period; and

(ii) in the case of Taxes not described in clause (i) above (such as franchise Taxes, Taxes that are based upon or related to income or receipts, based upon occupancy or imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible)), the amount of any such Taxes shall be determined as if such taxable period ended as of the close of business on the Cut-Off Date.

(e) Cooperation on Tax Matters. The parties shall cooperate fully, as and to the extent reasonably requested by any party, in connection with the filing of Tax Returns pursuant to this Section 6.3 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon another party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and, as applicable, making employees available on a convenient basis to provide additional information and explanation of any material provided hereunder. Buyer shall either (A) retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning on or before the Cut-Off Date until the expiration of the statute of limitations (and any extensions thereof) of the respective taxable periods and otherwise abide by all record retention agreements entered into with any taxing authority, or (B) give the Sellers’ Agent reasonable written notice prior to transferring, destroying or discarding any such books and records and, upon the Sellers’ Agent’s request, the Company shall allow the Sellers’ Agent to take possession of such books and records.

(f) Buyer will, and following the purchase and sale of Company Common Stock hereunder will cause the Company to, comply with any tax reporting requirements applicable to such purchase and sale pursuant to Treasury Regulations Section 1.368-3.

[*] = Confidential Treatment Requested. Certain confidential information contained in this document, marked by brackets, has been redacted and separately filed with the Securities and Exchange Commission.

6.4 Non-Competition, Non-Solicitation and Non-Hire Covenants.

(a) During the Restrictive Term, each Seller shall not, and shall cause its Affiliates not to, directly or indirectly, (i) acquire, finance, own any interest in, manage, control, participate in, consult with, render services for, operate or in any manner engage in a Competitive Business, (ii) for the purpose of conducting or engaging in a Competitive Business, call upon, solicit, advise or otherwise do, or attempt to do, business with any clients, suppliers, customers, accounts of the Company or any other material business relation of the Company, or (iii) otherwise take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier or other business relation of the Company from maintaining the same business relationships with such Person after the Effective Date as it maintained with such Person prior to the Effective Date; provided, however, that no Seller nor any of its respective Affiliates shall be prohibited from owning up to two percent (2%) of the outstanding stock of any Person that is publicly traded on a national securities exchange or in the over-the-counter market so long as such Seller or any of its Affiliates has no active participation in the business or management of such Person

(b) During the Restrictive Term, each Seller shall not, and shall cause its Affiliates not to, directly or indirectly, (i) induce or attempt to induce any officer, employee, representative or agent of the Company or Buyer engaged in the Business to leave the employ of the Company or Buyer (provided, that this clause (i) shall not prohibit any Person from making general employment solicitations such as through advertisements in publicly available media so long as such advertisements are not specifically targeted at employees of the Company or Buyer), (ii) hire any Person who was an employee or service provider of the Company at any time during the twelve (12) months prior to the Effective Date or any Person who is otherwise an employee or service provider of the Company or Buyer engaged in the Business during the Restrictive Term, within twelve (12) months following the date of termination of such Person’s employment with the Company or Buyer, or (iii) in any other way interfere with the relationship between the Company or Buyer, on the one hand, and any employee thereof engaged in the Business, on the other.

(c) During the Restrictive Term, each Seller shall not, and shall cause its Affiliates not to, directly or indirectly, make or solicit or encourage others to make or solicit directly or indirectly any derogatory or negative statement or communication about Buyer, the Company or any of their respective businesses, products, services or activities; provided, that such restriction shall not prohibit truthful testimony compelled by valid legal process.

(d) Each Seller acknowledges and agrees that the length of the covenants set forth in this Section 6.4 are reasonable and narrowly drawn to impose no greater restraint than is necessary to protect the goodwill of Buyer and, after giving effect to the consummation of the transaction, the Company with respect to the Business.

(e) Buyer and each Seller intend that the covenants of this Section 6.4 shall be deemed to be a series of separate covenants, one for each month of the time periods covered by such covenants.

(f) Each Seller agrees that in the event a court of competent jurisdiction declares, by way of a final non-appealable order, that there has been a breach by such Seller of this Section 6.4, the term of any covenant so breached shall be automatically tolled as a result of, and extended for, the period of time of the violation.

[*] = Confidential Treatment Requested. Certain confidential information contained in this document, marked by brackets, has been redacted and separately filed with the Securities and Exchange Commission.

6.5 Release. Each Seller does hereby unconditionally, irrevocably and absolutely release and discharge the Company, together with its directors, officers, employees, agents, advisors, consultants, attorneys, owners, insurers, shareholders, affiliates, successors and/or assigns (collectively, with the Company as well as the other Buyer Indemnified Persons (defined below), the “Released Parties”), from any and all Liabilities, Actions, Damages and expenses (including attorneys’ fees) of any nature whatsoever, whether in law and/or in equity, known or unknown, suspected or unsuspected, related directly or indirectly or in any way connected with any transaction, affair, occurrence or circumstance between such Seller and any Released Party up to and including the Effective Date, including such Seller’s employment with the Company, and any and all claims (other than for accrued compensation since the Company’s last payroll in the Ordinary Course, any accrued vacation in accordance with the Company’s policy in the Ordinary Course, and any pending expense reimbursements in accordance with the Company’s policy in the Ordinary Course) related to salary, bonuses, commissions, stock, stock options, other ownership interest in the Company, vacation pay, fringe benefits and expense reimbursements under any federal, state or local law. This total and complete release shall include but not be limited to a release of claims arising under any state or federal statute or common law regulating or affecting employment in any way, regardless of applicability to such Seller or any Released Party, including Title VII of the Civil Rights Act of 1964, 42 U.S.C. §1981, the Age Discrimination in Employment Act, the Americans with Disabilities Act, Sections 503 and 504 of the Rehabilitation Act of 1973, the Employee Retirement Income Security Act, the Equal Pay Act, the Family and Medical Leave Act, the Occupational Safety and Health Act, the Workers’ Adjustment and Retraining Notification Act, as amended, the Fair Labor Standards Act, the Workers’ Adjustment and Retraining Notification Act, as amended, the Fair Labor Standards Act, the California Labor Code and statutes, the California Fair Employment and Housing Act, the California Private Attorney General Act, the California Unfair Business Practices Act, and any other federal, state or local statute, code or ordinance, common law, contract law, or tort (including but not limited to fraudulent inducement to enter into this Agreement), any wages or penalties allegedly due under the California Labor Codes, including any claim for the penalties due under California’s Private Attorney General Act or California’s Industrial Welfare Commission Orders, and any and all claims for attorneys’ fees. This total and complete release shall also include but not be limited to a release of claims arising with respect to any Liability for any Taxes (i) of such Seller, (ii) in respect of such Seller’s Shares (whether Taxes of the Company, such Seller or otherwise), including as to the issuance of such Shares to such Seller or the vesting of such Shares, and (iii) in respect of the transactions contemplated by this Agreement to the extent applicable to Seller (including delivery of shares of Buyer’s Common Stock to such Seller in payment for such Seller’s Shares). This Section 6.5 is intended to constitute a general release of all of such Seller’s presently existing claims against each of the Released Parties, to the maximum extent permitted by law. Notwithstanding any provision of this Section 6.5 to the contrary, this general release does not include any claim for worker’s compensation or unemployment insurance benefits and does not release or affect any claim that cannot be released by an agreement voluntarily entered into between private parties.

[*] = Confidential Treatment Requested. Certain confidential information contained in this document, marked by brackets, has been redacted and separately filed with the Securities and Exchange Commission.

ARTICLE VII

INDEMNIFICATION

7.1 Indemnification.

(a) Indemnification by the Founders. Subject to the limitations set forth in this Article VII, the Founders shall jointly and severally indemnify and hold harmless Buyer and its Affiliates (including, from and after the Effective Date, the Company), as well as their respective officers, directors, members, partners, agents, Affiliates, attorneys, representatives and employees, and each Person, if any, who controls or may control Buyer or any of its Affiliates (including, from and after the Effective Date, the Company) within the meaning of the Securities Act of 1933, as amended (individually, a “Buyer Indemnified Person” and collectively, the “Buyer Indemnified Persons”) from and against any Damages resulting from the following: (i) any breach of any of the representations and warranties made by the Founders in Article IV; (ii) any Specified Taxes to the extent not paid prior to the Effective Date or reflected in the Upfront Adjustment Amount; (iii) any fee of the Auditor (or portion thereof) for which the Sellers are obligated pursuant to Section 2.3(b); and (iv) any breach of or default in connection with any of the covenants or agreements to be performed by the Sellers’ Agent pursuant to this Agreement.

(b) Indemnification by Each Seller. Subject to the limitations set forth in this Article VII, each Seller shall severally and not jointly indemnify and hold harmless the Buyer Indemnified Persons from and against any Damages resulting from the following: (i) any breach of any of the representations and warranties made by such Seller in Article III; (ii) any breach of or default in connection with any of the covenants or agreements made by such Seller in this Agreement; and (iii) any Liability for any Taxes (A) of such Seller, (B) in respect of such Seller’s Shares (whether Taxes of the Company, such Seller or otherwise), including as to the issuance of such Shares to such Seller or the vesting of such Shares, and (C) in respect of the transactions contemplated by this Agreement to the extent applicable to Seller (including delivery of shares of Buyer’s Common Stock to such Seller in payment for such Seller’s Shares).

(c) Survival of Representations and Warranties. All representations and warranties made by the Sellers or the Founders herein shall survive the execution and delivery of this Agreement until (i) March 31, 2018 if the Eligible Revenue during 2017 is determined pursuant to Section 2.3 to be at least $[ * ] (i.e., a delivery pursuant to Section 2.1(b)(iii) is made) and (ii) otherwise until March 31, 2019; provided, however, that (A) any claims for indemnification involving fraud or intentional misrepresentation or omission with intent to deceive shall survive until the expiration of the statute of limitations applicable to such claims (and thereafter until resolved if a claim in respect thereof has been made prior to such date), (B) any claims for indemnification for Taxes (including Specified Taxes) shall survive until thirty (30) days after the expiration of the statute of limitations applicable to such Taxes (including Specified Taxes) giving rise to such claims (and thereafter until resolved if a claim in respect thereof has been made prior to such date), (C) the representations and warranties set forth in Sections 4.9 (Intellectual Property Rights), 4.14 (Compliance with Laws; Permits), 4.15 (Regulatory Matters), 4.16 (Related Party Transactions) and 4.19 (Employee Benefit Plans) shall survive until the third (3rd) anniversary of the Effective Date (and thereafter until resolved if a claim in respect thereof has been made prior to such date); and (D) the representations and

[*] = Confidential Treatment Requested. Certain confidential information contained in this document, marked by brackets, has been redacted and separately filed with the Securities and Exchange Commission.

warranties set forth in Article III as well as Sections 4.1 (Organization, Good Standing, Corporate Power and Qualification), 4.2 (Governmental Consents and Filings), 4.3 (Non-Contravention), 4.4 (Capitalization), 4.5 (Subsidiaries), 4.20 (Environmental, Zoning and Safety Laws), 4.21 (Taxes) and 4.22 (Foreign Corrupt Practices and International Trade Sanctions) shall survive until the later of the sixth (6th) anniversary of the Effective Date and thirty (30) days after the expiration of the applicable statute of limitations (and, in each instance, thereafter until resolved if a claim in respect thereof has been made prior to such date). The representations and warranties set forth in Article III as well as Sections 4.1 (Organization, Good Standing, Corporate Power and Qualification), 4.2 (Governmental Consents and Filings), 4.3 (Non-Contravention), 4.4 (Capitalization), 4.5 (Subsidiaries), 4.9 (Intellectual Property Rights), 4.14 (Compliance with Laws; Permits), 4.15 (Regulatory Matters), 4.16 (Related Party Transactions), 4.19 (Employee Benefit Plans), 4.20 (Environmental, Zoning and Safety Laws), 4.21 (Taxes) and 4.22 (Foreign Corrupt Practices and International Trade Sanctions) are each referred to herein as a “Fundamental Rep.” Notwithstanding the foregoing, in the event that an indemnification claim has been asserted by Buyer prior to the termination of an applicable survival period, such termination shall not cut-off Buyer’s right to pursue such claim as otherwise provided herein. All covenants and agreements made by the Sellers herein shall survive the execution and delivery of this Agreement until (except as expressly set forth herein with respect to an earlier period) the later of (x) thirty (30) days after the expiration of the statute of limitations applicable thereto, (y) the sixth (6th) anniversary of the Effective Date or (z) until resolved if a claim in respect thereof has been made prior to the date otherwise applicable.

(d) Calculation of Damages. For the purposes of calculating the amount of Damages pursuant to this Article VII, the representations and warranties of the Sellers or the Founders in this Agreement that are qualified by materiality or Material Adverse Effect shall be deemed to be made without such materiality or Material Adverse Effect qualifiers; provided, however, that, this Section 7.1(d) shall not apply to the term “Material Contract.”

(e) Threshold Amount for Claims. No claim for Damages resulting from the matters listed in clause (i) of Section 7.1(a) shall be made (i) unless and until the aggregate amount of such Damages for which claims are made under clause (i) of Section 7.1(a) in good faith by the Buyer Indemnified Persons exceeds $50,000 (the “Limitation”), in which case the Buyer Indemnified Persons shall be entitled to seek compensation for all Damages (i.e., back to the first dollar); provided, however, that the Limitation shall not apply with respect to any Damages to the extent (i) resulting from a breach of any Fundamental Rep or (ii) arising from fraud or intentional misrepresentation or omission with intent to deceive.

(f) Limitations. Notwithstanding anything else to the contrary set forth in this Agreement:

(i) In no event shall the liability of any Seller other than a Founder exceed 100% of the dollar amount used to calculate such Seller’s Pro Rata Portion of the shares of Buyer’s Common Stock issued or issuable pursuant to this Agreement; provided, however, that neither this Section 7.1(f)(i), nor any other provision of this Agreement, shall limit the rights of Buyer to any injunctive relief or other equitable remedy.

[*] = Confidential Treatment Requested. Certain confidential information contained in this document, marked by brackets, has been redacted and separately filed with the Securities and Exchange Commission.

(ii) In no event shall the liability of any Founder exceed 50% of the dollar amount used to calculate all shares of Buyer’s Common Stock issued or issuable pursuant to this Agreement (i.e., as to all Sellers); provided, however, that: (i) as to the representations and warranties set forth in Article III, the representations and warranties set forth in Sections 4.1 (Organization, Good Standing, Corporate Power and Qualification), 4.2 (Governmental Consents and Filings), 4.3 (Non-Contravention), 4.4 (Capitalization), 4.5 (Subsidiaries), 4.20 (Environmental, Zoning and Safety Laws), 4.21 (Taxes) and 4.22 (Foreign Corrupt Practices and International Trade Sanctions) and the provisions of Section 7.1(b), the liability of each Founder shall be capped at 100% (rather than 50%) of the dollar amount used to calculate all shares of Buyer’s Common Stock issued or issuable pursuant to this Agreement (i.e., as to all Sellers); (ii) neither this Section 7.1(f)(ii), nor any other provision of this Agreement, shall limit the rights of Buyer to any injunctive relief or other equitable remedy; and (iii) nothing in this Agreement shall limit the liability in amount or otherwise of the Founders with respect to any claims arising from fraud or intentional misrepresentation or omission with intent to deceive.

(iii) The representations, warranties, covenants and agreements of the Sellers and the Founders, and the Buyer Indemnified Persons’ rights to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of Buyer (including by any of its advisors, consultants or representatives) or by reason of the fact that Buyer or any of such advisors, consultants or representatives knew or should have known that any such representation or warranty is, was or might be inaccurate.

(g) Pursuit of Offset Right. Buyer agrees to pursue the Offset Right as to any Seller as a first step with respect to the liability of such Seller for Damages pursuant to Section 7.1(a) or (b), but only to the extent (i) then available to Buyer, (ii) pursuit of the Offset Right would wholly address any such liability (as well as any other potential liabilities) and (iii) Buyer reasonably believes in good faith that pursuing the Offset Right would not be detrimental to Buyer (including with respect to the availability and adequacy of the Offset Right as to other current or potential future claims).

7.2 Offset Right.

(a) Without limiting any other remedies of the Buyer Indemnified Persons, from and after the Effective Date, and subject to the limitations set forth in this Article VII, the Buyer Indemnified Persons shall be entitled to recover (the “Offset Right”) (i) against the value of the shares of Buyer Common Stock issuable to the Founders as determined pursuant to Section 2.1(b), the amount of any Damages as to which the Founders are obligated to indemnify and hold the Buyer Indemnified Persons harmless from under Section 7.1(a), and (ii) against the value of the shares of Buyer Common Stock issuable to any specific Seller as determined pursuant to Section 2.1(b) (as it would be applied to such specific Seller), the amount of any Damages as to which such Seller is obligated to indemnify and hold the Buyer Indemnified Persons harmless from under Section 7.1(b).

(b) To exercise the Offset Right, Buyer shall (on behalf of Buyer or any other Buyer Indemnified Persons at issue), prior to March 31, 2019 or, if earlier, the date upon which the last shares of Buyer’s Common Stock are issuable pursuant to Section 2.1(b), deliver to the Sellers’ Agent at the notice address set forth in Section 8.4 (as the same may be amended from

[*] = Confidential Treatment Requested. Certain confidential information contained in this document, marked by brackets, has been redacted and separately filed with the Securities and Exchange Commission.

time to time as provided therein and including all Persons to be copied on any notice to the Sellers’ Agent), a certificate signed by Buyer (an “Offset Certificate”): (i) stating in good faith that one or more of the Buyer Indemnified Persons has suffered or incurred Damages which are entitled to be recovered pursuant to the Offset Right (the “Stated Damages”); and (ii) specifying to the extent practicable in reasonable detail the individual items of Stated Damages and the nature of the breach or other circumstance to which each such item is related. Upon the timely delivery of an Offset Certificate stating a bona fide claim for Stated Damages, any issuance of shares of Buyer’s Common Stock shall be stayed to the extent of the Stated Damages as provided in Section 2.1(c).

(c) After the expiration of a period of thirty (30) days following the time of delivery of an Offset Certificate to the Sellers’ Agent, the Offset Right shall be deemed perfected as to the applicable Stated Damages and the value of the shares of Buyer Common Stock issuable to the Sellers or the Founders as determined pursuant to Section 2.1(b) (or, as applicable, the value of the shares of Buyer Common Stock issuable to any specific Seller as determined pursuant to Section 2.1(b) as it would be applied to such specific Seller) by an equal amount unless (i) the Sellers’ Agent shall object in a written statement delivered to Buyer to the claims made in the Offset Certificate and (ii) such statement shall have been delivered to Buyer prior to the expiration of such thirty (30) day period.

(d) If the Sellers’ Agent shall timely object in writing to an exercise of the Offset Right by Buyer, the Sellers’ Agent and Buyer shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims within thirty (30) days after such objection. If the Sellers’ Agent and Buyer should so agree on a claim, a memorandum setting forth such agreement shall be prepared and signed by such parties, which shall include a statement of the amount of resulting reduction in value of the shares of Buyer Common Stock issuable to the Sellers or the Founders as determined pursuant to Section 2.1(b) (or, as applicable, the value of the shares of Buyer Common Stock issuable to any specific Seller as determined pursuant to Section 2.1(b) as it would be applied to such specific Seller).

(e) If no agreement can be reached after good faith negotiation between the Sellers’ Agent and Buyer pursuant to Section 7.2(d), either Buyer or the Sellers’ Agent may initiate an Action with the state or federal courts located in the City and County of San Francisco, California to resolve such dispute. The decision of any such court as to the validity and amount of any claim in such Offset Certificate shall be binding and conclusive upon the parties.

7.3 Sellers’ Agent.

(a) The Sellers’ Agent is hereby constituted and appointed as agent and attorney-in-fact for and on behalf of the Sellers and shall have full power and authority to do the following: (i) to give and receive notices and communications with respect to the Offset Right; (ii) to authorize recovery by Buyer through the Offset Right in satisfaction of claims as contemplated by this Agreement; (iii) to object to such recovery; (iv) to agree to, negotiate, enter into settlements and compromises of, and comply with orders of a court with respect to, claims by Buyer with respect to the Offset Right or the Earn-Out Shares; (v) to waive, settle or compromise any and all rights of Sellers with respect to the delivery (or non-delivery) of any

[*] = Confidential Treatment Requested. Certain confidential information contained in this document, marked by brackets, has been redacted and separately filed with the Securities and Exchange Commission.

portion of the One Year Shares or the Earn-Out Shares; (vi) to participate in any procedures or proceedings as contemplated in this Agreement; (vii) to take all actions necessary or appropriate in the judgment of the Sellers’ Agent for the accomplishment of any of the foregoing; (viii) to take all actions necessary or appropriate in the judgment of the Sellers’ Agent to perform any other matters for which the Sellers’ Agent is provided authority in this Agreement; and (ix) to receive any portion of the One Year Shares or the Earn-Out Shares otherwise then eligible to be distributed to the Sellers and to use any portion thereof for purposes of paying the costs associated with any of the foregoing, it being the understanding and agreement of the parties that the expenses of the Sellers’ Agent and any expenses of the Sellers associated with any procedures or proceedings conducted by the Sellers’ Agent or collectively on behalf of the Sellers pursuant to this Agreement shall be borne by the Sellers.

(b) No bond shall be required of the Sellers’ Agent, and the Sellers’ Agent shall receive no compensation for services hereunder. For those matters for which Sellers’ Agent is provided authority under this Agreement, notices or communications to or from the Sellers’ Agent shall constitute notice to or from each of the Sellers.

(c) The Sellers’ Agent shall not be liable to Sellers for any act done or omitted hereunder as Sellers’ Agent while acting in good faith and in the exercise of reasonable judgment on behalf of Sellers or Founders, as applicable, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Sellers shall severally indemnify and hold the Sellers’ Agent harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Sellers’ Agent and arising out of or in connection with the acceptance or administration of the duties of Sellers’ Agent hereunder.

(d) The Sellers’ Agent shall, upon reasonable advance written notice from Sellers’ Agent to Buyer and during normal business hours of Buyer, have reasonable access to information about Buyer and the reasonable assistance of Buyer’s officers and employees for purposes of performing the duties and exercising the rights of Sellers’ Agent hereunder, provided that the Sellers’ Agent shall treat confidentially and not disclose any nonpublic information from or about Buyer to anyone (except on a need to know basis to individuals who agree to treat such information confidentially).

(e) Buyer and each Seller acknowledge that the Sellers’ Agent may have a conflict of interest with respect to the duties as the Sellers’ Agent, and in such regard the Sellers’ Agent has informed Buyer and each Seller that the Sellers’ Agent will act in the best interests of the Sellers or Founders, as applicable.

(f) The Sellers’ Agent may be replaced at any time by the Sellers holding more than fifty percent (50%) of the Pro Rata Percentage interests.

(g) A decision, act, consent or instruction of the Sellers’ Agent with respect to the matters for which the Sellers’ Agent is provided authority in this Agreement shall constitute a decision of all the Sellers and shall be final, binding and conclusive upon each Seller, and Buyer may rely upon any such decision, act, consent or instruction of the Sellers’ Agent as being the decision, act, consent or instruction of each Seller. Buyer is hereby relieved from any liability to any Person for any acts done by Buyer in accordance with such decision, act, consent or instruction of the Sellers’ Agent.

[*] = Confidential Treatment Requested. Certain confidential information contained in this document, marked by brackets, has been redacted and separately filed with the Securities and Exchange Commission.

7.4 Third-Party Claims.

(a) In the event any Buyer Indemnified Person becomes aware of a third-party claim which such Buyer Indemnified Person believes may result in an exercise of the Offset Right or a demand against any of the Founders or the Sellers, such Buyer Indemnified Person shall notify the Sellers’ Agent of such claim. Such Buyer Indemnified Person shall have the right in its sole discretion to defend or settle any such claim, except that such Buyer Indemnified Person will not consent to the entry of any judgment or enter into any settlement without the consent of the Sellers’ Agent, which consent shall not be unreasonably withheld, delayed or conditioned.

(b) In the event any Buyer Indemnified Person becomes aware of a third-party claim which such Buyer Indemnified Person believes may result in a demand against any Founder or Seller (other than through an exercise of the Offset Right), such Buyer Indemnified Person shall notify the Founder or Seller of such claim. Such Buyer Indemnified Person shall have the right in its sole discretion to defend or settle any such claim, except that such Buyer Indemnified Person will not consent to the entry of any judgment or enter into any settlement without the consent of the applicable Founder or Seller, which consent shall not be unreasonably withheld, delayed or conditioned.

7.5 Notice of Indemnification Claims. In order for a Buyer Indemnified Person to be entitled to any indemnification for claims other than as contemplated by the Offset Right, such Buyer Indemnified Person shall, promptly upon the discovery of the matter giving rise to any Damages, notify the applicable Founder(s) or Seller(s) in writing of such Damages specifying in reasonable detail the nature of such Damages and the amounts of liability estimated to accrue therefrom. The failure to so notify the applicable Founder(s) or Seller(s) shall not relieve such Founder(s) or Seller(s) from any liability that such Founder(s) or Seller(s) may have to Buyer, except to the extent that any such Founder or Seller is materially prejudiced as a result of such failure. Thereafter, Buyer shall keep the applicable Founder(s) or Seller(s) reasonably updated with respect to the status of the Damages at issue and the defense thereof.

7.6 Net Recovery. Damages shall be calculated net of actual recoveries under existing insurance policies (net of any actual collection costs and reserves, deductibles, premium adjustments and retrospectively rated premiums).

7.7 Specific Element of Consideration. The indemnification obligations of the Founder and Sellers in this Article VII are, without limitation, (a) a specific element of the consideration that induced Buyer to enter into this Agreement and to perform its obligations as contemplated hereby and (b) intended to be fully enforceable on the terms provided in this Article VII. Each Founder and Seller waives, and shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against Buyer or the Company with respect to the indemnification obligations of the Founders and Sellers pursuant to this Article VII or any other liability to which such Founder or Seller may become subject pursuant to this Agreement and the transactions contemplated hereby.

[*] = Confidential Treatment Requested. Certain confidential information contained in this document, marked by brackets, has been redacted and separately filed with the Securities and Exchange Commission.

ARTICLE VIII

MISCELLANEOUS

8.1 Amendment or Waiver. This Agreement can be amended or modified only by a written instrument executed by either (i) all of the parties or (ii) Buyer on the one hand and the Sellers’ Agent on the other hand. No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar) or shall constitute a continuing waiver unless otherwise expressly provided or shall be effective unless in writing.

8.2 Severability; Good Faith. In the event that any provision hereof would, under any applicable Legal Requirement, be invalid or unenforceable in any respect, such provision shall (to the extent permitted under such applicable Legal Requirement) be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, such applicable Legal Requirement. The provisions hereof are severable, and in the event any provision hereof should be held invalid or unenforceable in any respect, it shall not invalidate, render unenforceable or otherwise affect any other provision hereof. Without limiting any provision of this Agreement (including where sole discretion is reserved to any party), the parties shall perform this Agreement and their related obligations in good faith.

8.3 Successors and Assigns. All of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, transferees and assigns (each of which successors, transferees and assigns shall be deemed to be a party hereto for all purposes hereof); provided, however, that (a) no transfer or assignment by any Seller shall be permitted without the prior written consent of Buyer and any such attempted transfer or assignment without such consent shall be null and void and (b) no transfer or assignment by any party shall relieve such party of any of its obligations hereunder.

8.4 Notices. Any notices or other communications required or permitted to be given or delivered by a party to this Agreement pursuant hereto shall be deemed to have been properly given and delivered if in writing by such party or its legal representative and delivered personally or sent by e-mail, nationally recognized overnight courier service guaranteeing overnight delivery, or registered or certified mail, postage prepaid, addressed as follows:

If to the Sellers, to the address set forth on such Seller’s signature page.

If to Buyer, to:	Invitae Corporation 458 Brannan Street San Francisco, CA 94107 Attn: Lee Bendekgey, CFO Email: lee.bendekgey@invitae.com

[*] = Confidential Treatment Requested. Certain confidential information contained in this document, marked by brackets, has been redacted and separately filed with the Securities and Exchange Commission.

  with a copy (which shall not constitute notice) to:

  Pillsbury Winthrop Shaw Pittman LLP

  12255 El Camino Real, Suite 300

  San Diego, California 92130

  Attn: Mike Hird

  Email: mike.hird@pillsburylaw.com

If to the Sellers’ Agent, to:	Kyle Brown

  [ * ]

  [ * ]

  Email: [ * ]

  with a copy (which shall not constitute notice) to:

  Lee Law Offices

  Attn: Kenyon Mark Lee

  1700 South El Camino Real, Suite 450

  San Mateo, CA 94402

  Email: kmlee@leelawllp.com

Unless otherwise specified herein, such notices or other communications shall be deemed given (a) on the date delivered, if delivered personally, (b) one (1) Business Day after being sent by a nationally recognized overnight courier guaranteeing overnight delivery (with confirmation of receipt), (c) on the date delivered, if delivered by e-mail or facsimile during business hours (or one Business Day after the date of delivery if delivered after business hours) and (d) five (5) Business Days after being sent, if sent by registered or certified mail. Each of the parties hereto shall be entitled to specify a different address by delivering notice as aforesaid to each of the other parties hereto.

8.5 Governing Law. This Agreement and any claims related to the subject matter hereof shall be governed by and construed in accordance with the domestic substantive laws of the State of California, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

8.6 Consent to Jurisdiction. Each party to this Agreement, by its execution hereof, (a) hereby irrevocably submits to the exclusive jurisdiction of the state or federal courts located in the City and County of San Francisco, California for the purpose of any Action, claim, cause of action or suit (in contract, tort or otherwise), inquiry proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof, (b) hereby waives to the extent not prohibited by applicable law, and agrees not to assert by way of motion, as a defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such proceeding brought in one of the above-named courts is improper, or that this Agreement or the subject matter hereof may not be enforced in or by such court and (c) hereby agrees not to commence any Action, claim, cause of action or suit (in contract, tort or otherwise),

[*] = Confidential Treatment Requested. Certain confidential information contained in this document, marked by brackets, has been redacted and separately filed with the Securities and Exchange Commission.

inquiry, proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof other than before one of the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such Action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation to any court other than one of the above-named court whether on the grounds of inconvenient forum or otherwise. Each party hereby consents to service of process in any such proceeding in any manner permitted by California law, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 8.4 is reasonably calculated to give actual notice.

8.7 Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES HERETO HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, ACTION, CLAIM, CAUSE OF ACTION, SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. BUYER ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE SELLERS THAT THIS SECTION 8.7 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THE SELLERS ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT AND ANY OTHER AGREEMENTS RELATING HERETO OR CONTEMPLATED HEREBY. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 8.7 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

8.8 Public Announcements. Except as required by law or applicable rules of any national securities exchange, no party hereto will issue or make any report, statement or release to the public (including employees, customers and suppliers of the parties) with respect to this Agreement or the transactions contemplated hereby without the consent of Buyer, in the instance of any Seller, or the consent of the Sellers’ Agent, in the instance of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, each party hereto may make such communications which it in good faith believes, based on advice of counsel, are required by applicable Legal Requirements.

8.9 Third-Party Beneficiaries. Nothing in this Agreement is intended or shall be construed to entitle any Person, other than the parties hereto and their respective successors, transferees and assigns permitted hereby, to any claim, cause of action, remedy or right of any kind, except as provided in Article VII with respect to the Buyer Indemnified Persons.

8.10 Expenses. Whether or not the transactions contemplated hereby are consummated, except as expressly set forth herein, all costs, fees and expenses incurred by a party in connection with the negotiation and preparation of this Agreement and any related agreements or documents and the consummation of the transactions contemplated hereby shall be paid by such party.

[*] = Confidential Treatment Requested. Certain confidential information contained in this document, marked by brackets, has been redacted and separately filed with the Securities and Exchange Commission.

8.11 Specific Performance. Each of the parties acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached or violated. Accordingly, each of the parties agrees that without posting bond or other undertaking, the other parties will be entitled to an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any Action instituted in the state or federal courts located in the City and County of San Francisco, California, in addition to any other remedy to which it may be entitled, at law or in equity. Each party further agrees that in the event of any Action for specific performance in respect of such breach or violation, it will not assert that the defense that a remedy at law would be adequate.

8.12 Disclosure Schedule. Certain information included in the Disclosure Schedule has been included solely for informational purposes. The inclusion of information in the Disclosure Schedule shall not be deemed an admission or acknowledgment that such items are material to the Company, that such items are expected to have a Material Adverse Effect or that such items are within or outside of the Ordinary Course of Business. Furthermore, the inclusion in the Disclosure Schedule of information or the exclusion of information from the Disclosure Schedule will not be deemed to establish any level of materiality for purposes of this Agreement. The headings, if any, of the individual sections and subsections of the Disclosure Schedule are inserted for convenience only and will not be deemed to constitute a part thereof or a part of this Agreement. The Disclosure Schedule is arranged in sections corresponding to those contained in this Agreement merely for convenience, and the disclosure of an item in one section or subsection of the Disclosure Schedule as an exception to any particular covenant, representation or warranty will be deemed adequately disclosed as an exception with respect to all other covenants, representations or warranties, but only to the extent that it would be reasonably apparent to an independent third party based on the face of such item that such item is relevant to such other covenants, representations or warranties, notwithstanding the presence or absence of an appropriate section or subsection of the Disclosure Schedule with respect to such other covenants, representations or warranties or an appropriate cross-reference thereto. The information contained in the Disclosure Schedule is not intended to constitute, and shall not be construed as constituting, representations, warranties, covenants or agreements except as and to the extent provided in the text of this Agreement.

8.13 Counterparts. This Agreement may be executed in any number of counterparts and delivered by facsimile, email or other electronic means, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

8.14 Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties with respect to such subject matter.

[Signature page follows]

[*] = Confidential Treatment Requested. Certain confidential information contained in this document, marked by brackets, has been redacted and separately filed with the Securities and Exchange Commission.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Stock Purchase Agreement to be duly executed under seal and delivered as of the date first above written.

THE SELLERS:

/s/ Kyle Brown
Kyle Brown Address: [ * ]

/s/ Jan Laibe Brown
Jan Laibe Brown Address: [ * ]

/s/ Judson C. Rhode
Judson C. Rhode Address: [ * ]

/s/ Craig Chapman
Craig Chapman Address: [ * ]

/s/ Vanessa E. Rangel Miller
Vanessa E. Rangel Miller Address: [ * ]

/s/ Scott Clarke
Scott Clarke Address: [ * ]

/s/ Sandra Pace
Sandra Pace Address: [ * ]

[*] = Confidential Treatment Requested. Certain confidential information contained in this document, marked by brackets, has been redacted and separately filed with the Securities and Exchange Commission.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Stock Purchase Agreement to be duly executed under seal and delivered as of the date first above written.

THE SELLERS (Continued):

/s/ Deborah H. Jae
Deborah H. Jae Address: [ * ]

/s/ Albert Carrasco
Albert Carrasco Address: [ * ]

THE SELLERS’ AGENT (solely with respect to the provisions expressly applicable to the Sellers’ Agent as set forth in the Stock Purchase Agreement):

/s/ Kyle Brown
Kyle Brown Address: [ * ]

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Stock Purchase Agreement to be duly executed under seal and delivered as of the date first above written.

BUYER:	INVITAE CORPORATION

	By:	/s/ Lee Bendekgey
Name: Lee Bendekgey Title: Chief Financial Officer